UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended March 31, 2021

Worthy Peer Capital II, Inc.

(Exact name of registrant as specified in its charter)

Commission file number:	024-11150

Florida	84-3587018
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Boca Commerce Center 551 NW 77 Street Suite 212 Boca Raton, FL	33487
(Address of principal executive office)	(Zip Code)

(561) 288-8467

(Registrant’s telephone number, including area code)

Worthy II Bonds

(Title of each class of securities issued pursuant to Regulation A)

PART II

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This annual report contains forward looking statements that are subject to various risk and uncertainties and that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Many of these statements are contained under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements are generally identifiable by use of forward-looking terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could cause our forward-looking statements to differ from actual outcomes include, but are not limited to, those described under the heading “Risk Factors.” Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this annual report. Furthermore, except as required by law, we are under no duty to, and do not intend to, update any of our forward-looking statements after the date of this annual report, whether as a result of new information, future events or otherwise.

You should read thoroughly this annual report and the documents that we refer to herein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements including those made in Risk Factors appearing elsewhere in this annual report. Other sections of this annual report include additional factors which could adversely impact our business and financial performance. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this annual report, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

2

Item 1.Business.

History and Overview

When used herein, the terms “we,” “us,” “ours,” “Worthy,” and the “Company” refers to Worthy Peer Capital II, Inc., a Florida corporation, and our wholly owned subsidiary Worthy Lending II, LLC, a Delaware limited liability company, and “WFI” refers to Worthy Financial, Inc., a Delaware corporation that is our parent company.

The Company was incorporated under the laws of the State of Florida on October 28, 2019. We are a wholly owned subsidiary of Worthy Financial, Inc., a Delaware corporation (“WFI”). On October 28, 2019, we issued 100 shares of our $0.001 per share par value common stock in exchange for $5,000 to WFI. WFI is the sole shareholder of the Company’s common stock. Worthy Lending II, LLC, a Delaware limited liability company formed on October 28, 2019 (“Worthy Lending II”), is our wholly owned subsidiary, through which we operate our business.

Our principal address is One Boca Commerce Center, 551 NW 77 Street, Suite 212, Boca Raton, FL, 33487. Our phone number is (561) 288-8467. Our websites are located at www.worthybonds.com and www.worthylending.com. The information which appears on, is contained or is accessible through our websites is not a part of, and is not incorporated by reference, into this Annual Report on Form 1-K.

On March 17, 2020, we began an offering pursuant to Regulation A (the “Offering”) of $50 million aggregate principal of Worthy II Bonds (the “Worthy II Bonds”) under our qualified Offering Statement (File No. 024-11150). On October 1, 2020, we completed the Offering. From March 17, 2020 through October 1, 2020, we sold approximately $50 million aggregate principal amount of Worthy II Bonds to 17,823 investors.

Our business model is primarily making loans to manufacturers, wholesalers and retailers of, and to prospective purchasers of specified merchandise and services secured by assets of the borrowers. To a lesser extent we may also provide (i) secured loans to other borrowers; (ii) acquire equity interests in real estate; (iii) make fixed income and/or equity investments; and (iv) provide factoring financing and other types of loans, provided the amount and nature of such activities do not cause us to lose our exemption from regulations as an investment company pursuant to the Investment Company Act of 1940.

Commencing in March of 2020, the Company, through its wholly owned subsidiary Worthy Lending II, began loaning funds we raised in our Offering through participations and directly to borrowers. Through March 31, 2021, we have continued to deploy that capital through additional loan and financing arrangements for small businesses which are described in the notes to the audited consolidated financial statements appearing elsewhere in this Annual Report.

3

The Company generated net losses and had cash used in operations of approximately $106,000 and $51,000, respectively, for the period ended March 31, 2020. As noted in our consolidated financial statements, the Company generated net losses and had cash used by operations of approximately $1,620,000 and $45,000, respectively, for the year ended March 31, 2021. At March 31, 2021, we had a shareholder’s deficit and accumulated deficit of approximately $1,610,000 and $1,726,000, respectively, and total liabilities exceeded total assets by approximately $1,610,000. Due to these conditions management has raised substantial doubt about the Company’s ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for a period of 12 months from the issuance date of the audit report with respect to our audited consolidated financial statements for the year ended March 31, 2021 and the period ended March 31, 2020.

Background – The Worthy Group of Companies

We are a wholly owned subsidiary of WFI. WFI was organized in 2016 to create a “Worthy Community” in an effort to help members achieve financial wellness. WFI was initially targeting the millennials who are surpassing the baby boomers as the nation’s largest living generation and seeking to develop the Worthy Fintech Platform. WFI’s management believes that the millennial demographic in large part has a basic distrust of old guard financial institutions, is burdened by student loans and other debt, changes employment frequently and is unable to save money and/or fund a retirement program. At the same time peer financing is a growing trend.

In March 2018, WFI launched the “Fintech Platform” and “Worthy App,” a free mobile app which provides tools to help people easily invest including through “spare change” round ups. Round ups monetize debit card purchases, checking account linked credit card purchases and other checking account transactions by “rounding up” each purchase to the next higher dollar until the “round up” reaches $10.00 at which time the user can purchase a $10.00 bond.

WFI formed Worthy Peer Capital, Inc. in 2016. Following the qualification by the SEC of its offering statement on Form 1-A under SEC File No. 024-10766, in January 2018 Worthy Peer Capital, Inc. began offering its Worthy Bonds in a Regulation A exempt offering, which it completed in March of 2020. In September 2018 Worthy Peer Capital, Inc. began deploying the capital it had raised through sales of its Worthy Bonds in accordance with its business model. On December 16, 2020, Worthy Peer Capital, Inc. filed an Offering Statement on Form 1-A with the SEC under SEC File No. 024-11389, as amended by Amendment No. 1 filed with the SEC on January 28, 2021, Amendment No. 2 filed with the SEC on March 22, 2021, and as further amended by Amendment No. 3 filed with the SEC on May 27, 2021, for a public offering pursuant to Regulation A of $15,000,000 aggregate principal amount of renewal bonds, $59,920,000 aggregate principal amount of demand bonds and $80,000 aggregate principal amount of demand bonds as rewards under the bond rewards program.

In June 2020, WFI formed Worthy Community Bonds, Inc. and its wholly-owned subsidiary Worthy Lending III. On September 29, 2020, Worthy Community Bonds, Inc. commenced the Offering of $50 million aggregate principal amount of its “Worthy Community Bonds” under its qualified Offering Statement (File No. 024-11279). On February 26, 2021, Worthy Community Bonds, Inc. completed the offering and from September 29, 2020, through February 26, 2021, Worthy Community Bonds, Inc. sold approximately $50 million aggregate principal amount of its Worthy Community Bonds to 18,914 investors. In October of 2020, Worthy Community Bonds, inc. began deploying the capital it had raised in its offering in accordance with its business model.

On October 14, 2020, WFI filed an Offering Statement on Form 1-A under SEC File No. 024-11341 with the SEC, as amended by Amendment No. 1 filed on November 15, 2020, Amendment No. 2 filed on December 23, 2020, Amendment No. 3 filed on January 22, 2021, Amendment No. 4 filed on February 12, 2021, Amendment No. 5 filed on March 15, 2021 and Amendment No. 6 filed on May 25, 2021, for a public offering pursuant to Regulation A of 1,000,000 shares of its common stock.

4

On November 2, 2020, WFI formed Worthy Community Bonds II, Inc. (“Worthy Community II”) and its wholly-owned subsidiary Worthy Lending IV, LLC (“Worthy Lending IV”). On November 25, 2020, Worthy Community II filed an Offering Statement on Form 1-A under SEC File No. 024-11372, with the SEC, as amended by Amendment No. 1 filed on January 8, 2021, Amendment No. 2 filed on January 29, 2021, Amendment No. 3 filed on March 5, 2021, and Amendment No. 4 filed on May 27, 2021, for a public offering pursuant to Regulation A of $74,880,000 aggregate principal amount of demand bonds and $120,000 aggregate principal amount of demand bonds as rewards under the bond rewards program.

In October 2019 WFI formed Worthy Management, Inc. or “Worthy Management,” a wholly owned subsidiary of WFI, which provides certain management services to us which are described in detail elsewhere in this Annual Report on Form 1-K.

Worthy Property Bonds, Inc. (“WPB”) a Florida corporation, was incorporated by WFI on April 9, 2021 and WPB’s wholly owned subsidiary Worthy Lending V, LLC, a Delaware LLC was formed on April 9, 2021. WPB filed a Form 1-A under SEC File No. 024-11563 with the SEC on June 23, 2021.

Organizational Structure

The following reflects the current organization structure of the Worthy Companies:

THE WORTHY COMPANIES

(1) Worthy Financial, Inc. owns 100% of the issued and outstanding capital stock of Worthy Management, Inc., Worthy Peer Capital, Inc., Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc., Worthy Community Bonds II, Inc. and Worthy Property Bonds, Inc.

(2) Worthy Peer Capital, Inc., Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc., Worthy Community Bonds II, Inc. and Worthy Property Bonds, Inc. are each a party to a management services agreement with Worthy Management, Inc.

(3) Worthy Peer Capital, Inc., Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc., Worthy Community Bonds II, Inc. and Worthy Property Bonds, Inc. own 100% of the issued and outstanding membership interests of Worthy Lending, LLC, Worthy Lending II, LLC, Worthy Lending III, LLC, Worthy Lending IV, LLC, and Worthy Lending V, LLC, respectively.

(4) Worthy Property Bonds, Inc. (“WPB”) a Florida corporation, was incorporated by Worthy Financial, Inc. on April 9, 2021 and WPB’s wholly owned subsidiary Worthy Lending V, LLC, a Delaware LLC was formed on April 9, 2021.

5

Worthy Fintech Platform

WFI has developed technology solutions, including the Worthy App and the Worthy Website, that facilitated the purchase of Worthy II Bonds in our Offering as well as other bonds in other Worthy offerings, and provides information on accounts of the Worthy II Bond investors and investors in other Worthy bond offerings. We refer to these as the “Worthy Fintech Platform.” We pay a license fee to WFI in the amount of $10 per active user per year, provided that such amount will be subject to periodic review and modification. The term “active user” means an individual or entity that has registered on the Worthy Fintech Platform (provided name and email) and renewed or purchased at least one Worthy II Bond.

Worthy App

The Worthy App is designed to support the target market for our bonds which we believe is approximately 74 million millennials, who spend more than $600 billion a year. The Worthy App seeks to provide an easy way for our target market to micro invest including monetizing their debit card purchases, checking account linked credit card purchases and other checking account transactions by “rounding up” each purchase to the next higher dollar until the “round up” reaches $10.00 at which time the user can purchase a $10.00 bond. The Worthy App is available via the web at worthybonds.com or for Apple iPhone users from the Apple Store and for Android phone users from Google Play. The information which appears on, is contained or is accessible through the foregoing website is not a part of, and is not incorporated by reference, into this Annual Report on Form 1-K.

Procedurally, Worthy App users download the application and simply link their bank account to the App. If engaging in the round-up feature, they connect their debit card or credit card to the App. Every time the user shops or completes any checking account transaction, the Worthy App automatically rounds up their purchase to the next dollar, tracks the spare change and then permits the user to use it to invest in worthy bonds. The user’s bank accounts are monitored, and the money is transferred via ACH once the round up amounts reach $10.00. Users can also make one time or recurring purchases of bonds on the Worthy App.

Worthy Website

The Worthy Website offers users the following features:

●	Available online directly from us. Prior to the completion of our Offering, users could purchase our Worthy II Bonds directly from us through the Worthy Website;
●	No purchase fees charged. We did not charge purchasers in our Offering any commission or fees to purchase bonds through the Worthy Website. However, other financial intermediaries, if engaged, may have charged commissions or fees;
●	Invest as little as $10. Purchasers were able to build ownership in our Worthy II Bonds prior to the completion of our Offering, by making purchases as low as $10;
●	Flexible, secure payment options. Purchasers were able prior to the completion of our Offering to make purchases electronically or by wire transfer; and
●	Manage your portfolio online. Users can view their bond purchases, redemptions, interest payments and other transaction history online, as well as receive tax information and other reports.

Our Business

Under our business model, we generate revenue in multiple ways: through fees charged to borrowers, interest generated from each loan that we make or in which we participate and potentially fees from ancillary services that we introduce to our Worthy members and others provided by us.

We provide at least 60% of our assets for loans to manufacturers, wholesalers and retailers of, and prospective purchasers of specified merchandise and services secured by the assets of the borrowers. To a lesser extent (not more than 40%), we may also provide (i) secured loans to other borrowers; (ii) acquire equity interests in real estate; (iii) make fixed income and equity investments; and (iv) provide factoring financing, provided the amount and nature of such activities do not cause us to lose our exemption from regulations as an investment company pursuant to the Investment Company Act of 1940.

6

Our Loan and Investment Portfolio

Commencing in March of 2020, the Company, through its wholly owned subsidiary, began loaning funds directly to borrowers and through participation agreements with other lenders under loan and participation agreements, with small business borrowers based in the United States. The loans pay interest at varying rates ranging from 8.5% to 15% per year. The terms of the loans generally range from six months to two years, with no prepayment penalty and generally pay interest only until maturity. The loans are secured by the assets of the borrowers. These investments were funded by our bond sales.

A summary of the Company’s loan portfolio as of March 31, 2021, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Purchase Order / Trade Financing	Total	Loans to Real Estate Developers Secured by First Mortgages

Outstanding March 31, 2021

Loans	$13,899,111	$6,665,275	$-	$20,564,386	$3,660,949

Allowance for loan losses	$5548,665	$133,305	$-	$681,970	$34,509

Total Loans, net	$13,350,446	$6,531,970	$-	$19,882,416	$3,626,440

Percentage of total outstanding loans receivable	68%	32%	-		-

Percentage of total outstanding Mortgage loans receivable	-	-	-		100%

A summary of the Company’s loan portfolio as of March 31, 2020, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Purchase Order / Trade Financing	Total	Loans to Real Estate Developers Secured by First Mortgages

Outstanding March 31, 2020

Loans	$150,000	$-	$-	$150,000	$-

Allowance for loan losses	$-	$-	$-	$-	$-

Total Loans, net	$150,000	$-	$-	$150,000	$-

Percentage of total outstanding loans receivable	100%	-	-		N/A

7

The beginning aggregate balance of our loan loss allowance including the allowance on mortgage loans at March 31, 2020 was $0, the ending balance at March 31, 2021 is $731,673. Our past due loans receivable totaled $686,667 at March 31, 2021 and consisted of 1 loan and the Company has reserved $103,000 for this loan in the loan loss provision. Our past due loans receivable totaled $0 at March 31, 2020 and consisted of one loan. At March 31, 2021 and 2020, the Company had no loans receivable past due and on non-accrual status.

As of March 31, 2021, future annual maturities of gross loans receivable held for investment and mortgage loans held for investment consists of the following:

Period Ended March 31, 2021	Amount
2022	$12,013,991
2023	$12,011,344
2024	$-
2025	$200,000
2026	$-
Thereafter	$-
$24,225,335

As of March 31, 2021, there were 27 loans and mortgage loans in total, which 27 with a balance of $24,225,335 are loans that are only required to pay interest until maturity when the principal is due.

The Company maintains a portfolio of investments. The Company typically invests in a diversified portfolio. The Company’s investment policy limits the amount of credit exposure to any one issuer and targets 20% portfolio weight in the more conservative investments.

The following is a breakdown of the Company’s investments as of March 31, 2021.

	Cost	Unrealized Gain (Loss)	Carrying Value	Percentage of Total
Equity Securities
Public Preferred Stock	$435,116	$3,182	$438,298	9%
Common Stock	308,007	51,857	359,864	7%
Exchange-traded and closed-end funds	307,507	19,458	326,965	6%
Mutual Funds	-	-	-	0%
Total Equity Securities	1,050,630	74,497	1,125,127	22%
Available for Sale - Debt Securities
Corporate Bonds	1,196,211	(5,738)	1,190,473	23%
Asset backed Securities	2,791,745	12,410	2,804,155	55%
Total Available for Sale - Debt Securities	3,987,956	6,672	3,994,628	78%
Held to Maturity - Debt Securities	-	-	-
Total Investments	$5,038,586	$81,169	$5,119,755	100%

8

Operations – Management Services Agreement with Worthy Management

On March 5, 2020, we entered into an Amended and Restated Management Services Agreement (the “Management Services Agreement”) with Worthy Management, an affiliate, which is deemed operative beginning on January 1, 2020. Worthy Management was established in October 2019 as part of the internal reorganization of the operations of our parent, WFI. Prior to this operational restructure, our executive officers and other administrative personnel were employed by either WFI or by our sister company Worthy Peer Capital, Inc. As a result, once the operational restructure was complete effective January 1, 2020, our executive officers and the other personnel which provide services to us are all employed by Worthy Management. These personnel also provides services to WFI and Worthy Peer Capital, Inc., including its subsidiary as well as the other Worthy entities.

The initial term of the Management Services Agreement will continue until December 31, 2024 and will automatically renew for successive one year terms. The Management Services Agreement can be terminated at any time upon 30 days’ prior written notice from one party to the other.

Under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management.

Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement. The reimbursement amount under the Management Services Agreement, is equal to the costs incurred by Worthy Management in paying for the staff and office expenses under the Management Services Agreement for the Company and consists of both a portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Worthy Management based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses.

Under the Management Services Agreement, Worthy Management passes through the expenses paid without charging any additional amounts. During the year ended March 31, 2021, the Company recorded approximately $1,309,000 of expenses that were passed through from Worthy Management under the Management Services Agreement. As of March 31, 2021, the Company is owed approximately $20,000 from Worthy Management to be used for future pass through expenses under the Management Services Agreement. As of March 31, 2020, the Company had $45,878 of amounts due to Worthy Management for shared services of $28,878 and advances of $17,000. From inception to March 31, 2020 the Company incurred $28,878 of shared services expense under the Management Services Agreement.

Employees

We do not have any full time employees. We are dependent upon the services provided under the Management Services Agreement with Worthy Management for our operations.

Our Principal Executive Offices

Our principal office is located at One Boca Commerce Center, 551 NW 77 Street, Suite 212, Boca Raton, FL, 33487. The space is approximately 2,500 square-feet, executive suite office space. On August 1, 2019, Worthy Peer Capital, Inc. commenced a 5-year lease for the space at the above address. Monthly rent is $5,296 inclusive of sales tax and the lease contains an annual escalation clause of 4%. Worthy Management makes the monthly payments and allocates the cost ratable to its subsidiaries, including us under the Management Services Agreement.

Competition

We compete with other companies that lend to small businesses. These companies include traditional banks, merchant cash advance providers, and newer, technology-enabled lenders. In addition, other technology companies that lend primarily to individual consumers, such as Lending Club and Prosper Marketplace, have already begun to focus, or may in the future focus, their efforts on lending to small businesses. We seek but may not be able to effectively compete with such competitors.

9

We believe we benefit from the following competitive strengths:

We are part of the Worthy Community. The Worthy App and websites (the “Worthy FinTech Platform”) are targeted to the millennials who are part of the fastest growing segment of our population. We believe that they have a basic distrust of traditional banking institutions, yet they have a need to accumulate assets for retirement or otherwise. The Worthy FinTech Platform provides for a savings and investing alternative for the millennials as well as potential access to other services, which may appeal to millennials, such as personal loans (often used to reduce or pay off higher interest rate loans such as credit cards), small business loans, auto loans, student loan refinancing and debt counseling.

We focus on an underserved banking sector. Due to higher costs, we believe that banks cannot profitably serve the small business lending market for commercial loans below $500,000. Indeed, traditional banks have been exiting the small business loan market for over a decade. We believe our small business loan program enables us to profitably participate in loans at these levels.

License Fee

On April 1, 2020, we entered into a verbal agreement (not a written agreement) with WFI to pay a license fee to WFI in the amount of $10 per active user per year. The license fees paid by the Company to WFI are not used to offset the reimbursements under the Management Services Agreement. There are no other terms to such verbal agreement. For the year ended March 31, 2021, the Company expensed WFI approximately $139,000 pursuant to this verbal agreement.

In light of the fact that our agreement with WFI is a verbal contract (rather than a written contract), we and WFI are exposed to the following risks:

● the risk that we and WFI misunderstood an important term or terms of the contract, such as how much was to be paid or what services were to be performed;

● the risk that we and WFI will have a dispute regarding what was agreed to because we and WFI are only relying on memory; and

● the risk that a court will not enforce the contract because we and WFI may not be able to prove the existence of the contract or its terms.

If a dispute arises under our verbal agreement with WFI and a court is not willing to enforce the terms of such verbal agreement in our favor, this outcome could adversely affect our business, results of operations, financial condition, and future growth.

Marketing and Strategy

Our Worthy II Bonds were marketed through our website, on-line information sources, social networks, institutional (Colleges and universities, charities, trade associations and employers) and other marketing partner sources of introduction and referral.

Our strategy is to expand our network of online information, social networking, institutional (colleges and universities, charities, trade organizations, and employers), and other marketing partner sources of introductions and referrals to our targeted users.

10

We are pursuing the following strategies:

●	Grow the Worthy community;
●	Market our products through digital and other social networking channels;
●	Establish strategic relationship with lending platforms; and
●	Establish strategic relationships with service providers.

Marketing for direct loans and participations through the Worthy Lending subsidiaries is conducted primarily by the management of the Company with professional and business advisers to growing companies. To a lesser extent marketing is done through the worthy lending website www.worthylending.com, mailchimp emails and linked-in. The information available on, or accessible through, the foregoing website is not a part of this Annual Report and is not incorporated herein.

No Public Market

Although under Regulation A the Worthy II Bonds sold in our Offering are not restricted, they are still highly illiquid securities. No public market has developed nor is expected to develop for the Worthy II Bonds, and we do not intend to list Worthy II Bonds on a national securities exchange or interdealer quotational system. You should be prepared to hold your Worthy II Bonds through their maturity dates as they are expected to be highly illiquid investments.

Legal Proceedings

From time to time, we may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, nor are we aware of any threatened or pending legal proceedings, that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operations if determined adversely to us.

On January 11, 2021, WFI received a subpoena from the SEC in connection with Peerbackers Advisory, LLC (“Peerbackers”), a company that was wholly owned by WFI that was previously registered with the SEC as an investment adviser and did not conduct any business, requesting certain information from Peerbackers, WFI and its operating subsidiaries. Peerbackers did not conduct any business, withdrew its SEC registration in July 2020 and was dissolved on January 16, 2021. WFI is fully cooperating with the SEC’s request.

Governmental Regulation

The sale of our bonds is subject to federal securities laws. The distribution of our bonds is also subject to the regulation by several states and we are registered as an issuer dealer in the State of Florida. The loans made by us are also subject to state usury laws. Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights. We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy II Bonds and services. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business. The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

11

COVID-19

The Company’s operations may be affected by the ongoing outbreak of the coronavirus disease 2020 (COVID-19) which in March 2020, was declared a pandemic by the World Health Organization. The ultimate disruption which may be caused by the outbreak is uncertain; however, it may result in a material adverse impact on the Company’s financial position, operations and cash flows.

Possible areas that may be affected include, but are not limited to, higher redemption rate of holders of the Worthy II Bonds, a decline in the demand for loans by potential borrowers or higher default rates by borrowers, and unavailability of professional services and other resources. In addition, the employees of affiliated companies that provide services to us could be medically or mentally affected by the pandemic and may be required to work remotely. This situation could cause a reduction in productivity or the inability to complete critical tasks for the Company.

In March and April of 2020 due to the events surrounding the Coronavirus pandemic, the Company experienced much higher than usual bond redemptions.

The entire actual effects of the spread of COVID-19 are difficult to assess at this time as the actual effects will depend on many factors beyond the control and knowledge of the Company. However, the spread of COVID-19, if it continues, may cause an overall decline in the economy as a whole and therefore may materially harm our business, results of operations and financial condition.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the JOBS Act, which permits us to elect not to be subject to certain disclosure and other requirements that otherwise would have been applicable to us had we not been an “emerging growth company.” These provisions include:

●	reduced disclosure about our executive compensation arrangements;
●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and
●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time as we are no longer an “emerging growth company.” We will qualify as an “emerging growth company” until the earliest of:

●	the last day of our fiscal year following the fifth anniversary of the date of completion of our Regulation A offering;
●	the last day of our fiscal year in which we have annual gross revenue of $1.0 billion or more;
●	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or
●	the last day of the fiscal year in which we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.”

Under this definition, we are and will be an “emerging growth company” until as late as March 2025.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

12

RISK FACTORS

Investing in our securities involves risks. In addition to the other information contained in this annual report, you should carefully consider the following risks. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this annual report, including statements in the following risk factors, constitute forward-looking statements. Please refer to “Cautionary Note Regarding Forward-Looking Statements” for more information regarding forward-looking statements.

Risks Related to our Industry

The lending industry is highly regulated. Changes in regulations or in the way regulations are applied to our business could adversely affect our business.

The sale of our Worthy II Bonds is subject to federal securities laws. The distribution of our Worthy II Bonds is also subject to the regulation by several states and we are registered as an issuer dealer in the State of Florida. The loans made by us are also subject to state usury laws.

Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

The initiation of a proceeding relating to one or more allegations or findings of any violation of such laws could result in modifications in our methods of doing business that could impair our ability to collect payments on our loans or to acquire additional loans or could result in the requirement that we pay damages and/or cancel the balance or other amounts owing under loans associated with such violation. We cannot assure you that such claims will not be asserted against us in the future.

Worsening economic conditions may result in decreased demand for loans, cause borrowers’ default rates to increase, and harm our operating results.

Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets, historically have created a difficult environment for companies in the lending industry. Many factors, including factors that are beyond our control, may have a detrimental impact on our operating performance. These factors include general economic conditions, unemployment levels, energy costs and interest rates, as well as events such as natural disasters, acts of war, terrorism, pandemic like the coronavirus (COVID-19) and catastrophes.

Our borrowers are primarily small businesses. Accordingly, our borrowers will historically have been, and may in the future may remain, more likely to be affected or more severely affected than large enterprises by adverse economic conditions. These conditions may result in a decline in the demand for loans by potential borrowers or higher default rates by borrowers.

There can be no assurance that economic conditions will remain favorable for our business or that demand for loans that we make or in which we may participate or default rates by borrowers will remain at current expected levels. Reduced demand for loans would negatively impact our growth and revenue, while increased default rates by borrowers may inhibit our access to capital and negatively impact our profitability. Further, if an insufficient number of qualified individuals and small businesses apply for loans, our growth and revenue would be negatively impacted.

13

The outbreak of COVID-19 may cause an overall decline in the economy as a whole, and may materially harm our business, results of operations and financial condition.

The Company’s operations may be affected by the ongoing outbreak of COVID-19 which in March 2020, was declared a pandemic by the World Health Organization. The ultimate disruption which may be caused by the outbreak is uncertain; however, it may result in a material adverse impact on the Company’s financial position, operations and cash flows.

Possible areas that may be affected include, but are not limited to, higher redemption rate of holders of the Worthy II Bonds, a decline in the demand for loans by potential borrowers or higher default rates by borrowers, and unavailability of professional services and other resources. In addition, the employees of affiliated companies that provide services to us could be medically or mentally affected by the pandemic and may be required to work remotely. This situation could cause a reduction in productivity or the inability to complete critical tasks for the Company.

In March and April of 2020 due to the events surrounding the Coronavirus pandemic, the Company experienced much higher than usual bond redemptions.

The entire actual effects of the spread of COVID-19 are difficult to assess at this time as the actual effects will depend on many factors beyond the control and knowledge of the Company. However, the spread of COVID-19, if it continues, may cause an overall decline in the economy as a whole and therefore may materially harm our business, results of operations and financial condition.

Competition for employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Currently, our staffing needs are provided to us by Worthy Management, Inc., a wholly owned subsidiary of our parent company. We may need to engage employees as our Company continues to grow. Competition for highly skilled personnel, especially data analytics personnel, is extremely intense, and we could face difficulty identifying and hiring qualified individuals in many areas of our business. We may not be able to hire and retain such personnel. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we intend to invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve borrowers could diminish, resulting in a material adverse effect on our business.

We operate in a competitive market which may intensify, and competition may limit our ability to continue with our business model and have a material adverse effect on our business, financial condition, and results of operations.

We operate in a competitive market which may intensify, and competition may limit our ability to continue with our business model and have a material adverse effect on our business, financial condition, and results of operations. Our competitors may be able to have a lower cost for their services which would lead to borrowers choosing such other competitors over the Company. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms and establish more relationships than us.

Risks Related to Our Company

We may never become profitable.

We have not yet reached profitability. If we are unable to obtain or maintain profitability, we will not be able to attract investment, compete, or maintain operations.

14

We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the year ended March 31, 2021 and the period ended March 31, 2020.

The Company generated net losses and had cash used in operations of approximately $106,000 and $51,000, respectively, for the period ended March 31, 2020. As noted in our consolidated financial statements, the Company generated net losses and had cash used by operations of approximately $1,620,000 and $45,000, respectively, for the year ended March 31, 2021. At March 31, 2021 we had a shareholder’s deficit and accumulated deficit of approximately $1,610,000 and $1,726,000, respectively, and total liabilities exceeded total assets by approximately $1,610,000. These conditions raise substantial doubt about the Company’s ability to continue as a going concern and our management has raised substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for a period of 12 months from the issuance date of the audit report with respect to our audited consolidated financial statements for the year ended March 31, 2021 and the period ended March 31, 2020. Our consolidated financial statements have been prepared assuming that we will continue as a going concern. No assurances can be given our operations will provide sufficient revenues to cover our operating expenses.

We have a limited operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a limited operating history in an evolving industry that may not develop as expected. Assessing our business and future prospects is challenging in light of the risks and difficulties we may encounter. These risks and difficulties include our ability to:

●	increase the number and total volume of loans and other credit products extended to borrowers;
●	improve the terms on which loans are made to borrowers as our business becomes more efficient;
●	increase the effectiveness of our direct marketing and lead generation through referral sources;
●	successfully develop and deploy new products;
●	favorably compete with other companies that are currently in, or may in the future enter, the business of lending to small businesses;
●	successfully navigate economic conditions and fluctuations in the credit market;
●	effectively manage the growth of our business; and
●	successfully expand our business into adjacent markets.

We may not be able to successfully address these risks and difficulties, which could harm our business and cause our operating results to suffer.

If the information provided by borrowers is incorrect or fraudulent, we may misjudge a customer’s qualification to receive a loan, and our operating results may be harmed.

Our loan participation or loan decisions are based partly on information provided to us by loan applicants. To the extent that these applicants provide information to us in a manner that we are unable to verify, we may not be able to accurately assess the associated risk. In addition, data provided by third-party sources is a significant component of our underwriting process, and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm our reputation, business, and operating results.

Our risk management efforts may not be effective.

We could incur substantial losses, and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk, and other market-related risk, as well as operational risks related to our business, assets, and liabilities. To the extent our models used to assess the creditworthiness of potential borrowers do not adequately identify potential risks, the risk profile of such borrowers could be higher than anticipated. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks we are exposed to, mitigate the risks that we have identified, or identify concentrations of risk or additional risks to which we may become subject in the future.

We rely on various referral sources and other borrower lead generation sources, including lending platforms.

Unlike banks and other larger competitors with significant resources, we rely on our smaller-scale marketing efforts, affinity groups, partners, and loan referral services to acquire borrowers. We do not have exclusive rights to referral services, and we cannot control which loans or the volume of loans we are sent. In addition, our competitors may enter into exclusive or reciprocal arrangements with their own referral services, which might significantly reduce the number of borrowers we are referred. Any significant reduction in borrower referrals could have an adverse impact on our loan volume, which will have a correspondingly adverse impact on our operations and our Company.

15

Our loans may be unsecured obligations of our borrowers.

We believe that some of our loans may be unsecured obligations of the borrowers. This means that, for those loans, we will not be able to foreclose on any assets of our borrowers in the event that they default. This limits our recourse in the event of a default. We may also attract borrowers who have fewer assets and may be engaged in less developed businesses than our peers. If we are unable to access collateral on our loans that default, our results of operations may be adversely impacted.

We are subject to a number of conflicts of interest arising out of our relationship with WFI and its subsidiaries which may not be resolved in our favor.

We are subject to a number of conflicts of interest arising out of our relationship with WFI and its subsidiaries, including the following:

●	WFI is our parent company and our sole shareholder. WFI is also the sole shareholder of Worthy Management, Worthy Peer Capital, Inc., Worthy Community Bonds, Inc. Worthy Community Bonds II, Inc. and Worthy Property Bonds, Inc. Accordingly, its executive officers and directors have fiduciary obligations to a number of entities. This potential conflict of interest poses a risk that the executive officers and directors may exercise their fiduciary duties in favor of affiliated entities rather than us even though they have fiduciary duties to us;

●	Worthy Peer Capital, Inc.’s, Worthy Community Bonds, Inc.’s and Worthy Community Bonds II, Inc.’s business is similar to ours and we may be competing for borrowers with them. This potential conflict of interest poses a risk that such borrowers may borrow from Worthy Peer Capital, Inc., Worthy Community Bonds, Inc. or Worthy Community Bonds II, Inc. rather than us;

●	our executive officers and directors are also executive officers and directors of Worthy Peer Capital, Inc., Worthy Community Bonds, Inc., Worthy Community Bonds II, Inc., Worthy Property Bonds, Inc. and Worthy Management and they do not devote all of their time and efforts to our Company. This potential conflict of interest poses a risk that the executive officers and directors may devote an insufficient amount of time and effort to operating our Company because they are too busy devoting their time and effort to the operations of our affiliates; and

●	the terms of the Management Services Agreement with Worthy Management were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement, will be determined by our executive officers and directors who are also executive officers and directors of Worthy Management notwithstanding that they are executive officers and directors of both our Company and Worthy Management. This potential conflict of interest poses a risk that the amount to be reimbursed by our company under the Management Services Agreement may be determined by the executive officers and directors to be higher in the absence of an arms-length arrangement at the expense of our Company.

There are no assurances that any conflicts which may arise will be resolved in our favor, which could adversely affect our operations. In addition, bondholders have no right to vote upon or receive notice of any corporate actions we may undertake which they might otherwise have if they owned equity in our Company.

A significant disruption in our computer systems or a cybersecurity breach could adversely affect our operations.

We rely extensively on our computer systems to manage our loan origination and other processes. Our systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events and human error, and our disaster recovery planning cannot account for all eventualities. If our systems are damaged, fail to function properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and may experience loss of critical data and interruptions or delays in our ability to perform critical functions, which could adversely affect our business and results of operations. Any compromise of our security could also result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, loss or misuse of the information and a loss of confidence in our security measures, which could harm our business.

16

Our ability to protect the confidential information of our borrowers and investors may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

We process certain sensitive data from our borrowers and investors. While we have taken steps to protect confidential information that we receive or have access to, our security measures could be breached. Any accidental or willful security breaches or other unauthorized access to our systems could cause confidential borrower and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, our relationships with borrowers and investors could be severely damaged, and we could incur significant liability.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause borrowers and investors to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, we could lose borrowers and investors and our business and operations could be adversely affected.

Any significant disruption in service on our platform or in our computer systems, including events beyond our control, could prevent us from processing or posting payments on loans, reduce the attractiveness of our marketplace and result in a loss of borrowers or investors.

In the event of a system outage and physical data loss, our ability to perform our servicing obligations, process applications or make loans available would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology are critical to our operations, customer service, reputation and our ability to attract new and retain existing borrowers and investors.

Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our borrowers and investors and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing or posting payments on the loans, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause borrowers and investors to abandon our marketplace, any of which could adversely affect our business, financial condition and results of operations.

We contract with third parties to provide services related to our online web lending and marketing, as well as systems that automate the servicing of our loan portfolios. While there are material cybersecurity risks associated with these services, we require that our vendors provide industry-leading encryption, strong access control policies, Statement on Standards for Attestation Engagements (SSAE) 16 audited data centers, systematic methods for testing risks and uncovering vulnerabilities, and industry compliance audits to ensure data and assets are protected. To date, we have not experienced any cyber incidents that were material, either individually or in the aggregate.

17

If our estimates of loan receivable losses are not adequate to absorb actual losses, our provision for loan receivable losses would increase, which would adversely affect our results of operations.

We maintain an allowance for loans receivable losses. To estimate the appropriate level of allowance for loan receivable losses, we consider known and relevant internal and external factors that affect loan receivable collectability, including the total amount of loan receivables outstanding, historical loan receivable charge-offs, our current collection patterns, and economic trends. If customer behavior changes as a result of economic conditions and if we are unable to predict how the unemployment rate, housing foreclosures, and general economic uncertainty may affect our allowance for loan receivable losses, our provision may be inadequate. Our allowance for loan receivable losses is an estimate, and if actual loan receivable losses are materially greater than our allowance for loan receivable losses, our financial position, liquidity, and results of operations could be adversely affected.

We will face increasing competition of affiliated and non-affiliated parties and, if we do not compete effectively, our operating results could be harmed.

We compete with other companies that lend to small businesses. These companies include traditional banks, merchant cash advance providers, and newer, technology-enabled lenders. In addition, other technology companies that lend primarily to individual consumers, such as Lending Club and Prosper Marketplace, have already begun to focus, or may in the future focus, their efforts on lending to small businesses. If we are not able to compete effectively with our competitors, our operating results could be harmed.

The business of our affiliates, namely Worthy Peer Capital Inc., Worthy Community Bonds, Inc., and Worthy Community Bonds II, Inc., is similar to ours and we may be competing for borrowers and business opportunities with such affiliates in light of the fact that such affiliates and our Company are under the common ownership, control and management of WFI. Worthy Management, Inc. merely advances certain operating costs including salaries and rent and allocates expenses monthly among the operating affiliates under its management services agreement with them. Worthy Management, Inc. does not manage any other aspect of the other operating affiliates. There is a risk that potential borrowers and business opportunities may be allocated to our affiliates rather than us by WFI. If we are not able to compete effectively with our affiliates, our operating results could be harmed.

Many of our competitors have significantly more resources and greater brand recognition than we do and may be able to attract borrowers more effectively than we do.

When new competitors seek to enter one of our markets, or when existing market participants seek to increase their market share, they sometimes undercut the pricing and/or credit terms prevalent in that market, which could adversely affect our market share or ability to explore new market opportunities. Our pricing and credit terms could deteriorate if we act to meet these competitive challenges. Further, to the extent that the fees we pay to our strategic partners and borrower referral sources are not competitive with those paid by our competitors, whether on new loans or renewals or both, these partners and sources may choose to direct their business elsewhere. All of the foregoing could adversely affect our business, results of operations, financial condition, and future growth.

The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights.

We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy II Bonds and services. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business.

The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

18

We are reliant on the efforts of Sally Outlaw and Alan Jacobs.

We rely on our management team and need additional key personnel to grow our business, and the loss of key employees or inability to hire key personnel could harm our business. We believe our success has depended, and continues to depend, on the efforts and talents of our executive officers, Sally Outlaw and Alan Jacobs. Ms. Outlaw and/or Mr. Jacobs have expertise that could not be easily replaced if we were to lose any or all of their services.

The nature of our business may subject us to regulation as an investment company pursuant to the Investment Company Act of 1940.

We believe that we fall within the exception of an investment company provided by Section 3(c)(5)(B) of the Investment Company Act of 1940. Section 3(c)(5)(B) provides an exemption for a company that is primarily engaged in making loans to manufacturers, wholesalers and retailers of and to prospective purchasers of specified merchandise and/or services. To a lesser extent (not more than 40%) we may also make secured loans to other types of borrowers provided the amount and nature of such loans does not cause us to lose our exemption from the registration requirements of the Investment Company Act of 1940. The Company has a Commitment Committee that reviews and legally assesses every potential loan for compliance with the exemption requirements. Once the Commitment Committee has confirmed such compliance, the potential loan is financially underwritten pursuant to the Company’s established underwriting policies. Notwithstanding, it is possible that the staff of the SEC could disagree with any of our assessment. If the staff of the SEC were to disagree with our analysis under the Investment Company Act, or if for any reason we fail to meet the requirements of the exemptions provided by Section 3(c)(5)(B) we will be required to register as an investment company and be excluded from the Regulation A exemption from full registration of our bonds, which could materially and adversely affect our proposed plan of business. Additionally, if the staff of the SEC were to disagree with our analysis under the Investment Company Act, we would need to adjust our investment strategy. Any such adjustment in our strategy could have a material adverse effect on us. If we are deemed to be an investment company, we may be required to register as an investment company if we are unable to dispose of the disqualifying assets, which could have a material adverse effect on us.

Registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things:

●	limitations on capital structure;

●	restrictions on specified investments;

●	restrictions on leverage or senior securities;

●	restrictions on unsecured borrowings;

●	prohibitions on transactions with affiliates; and

●	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us. Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, we would no longer be eligible to offer our securities under Regulation A of the Securities Act if we were required to register as an investment company.

19

Compliance with Regulation A and reporting to the SEC could be costly.

Compliance with Regulation A could be costly and requires legal and accounting expertise. We have limited experience complying with the provisions of Regulation A or making the public filings required by the rule since the SEC qualified our prior Regulation A+ offering. We must continue to file an annual report on Form 1-K, a semiannual report on Form 1-SA, and current reports on Form 1-U.

Our legal and financial staff may need to be increased in order to comply with our Regulation A reporting requirements. Compliance with Regulation A will also require greater expenditures on outside counsel and outside auditors in order to remain in compliance. Failure to remain in compliance with Regulation A may subject us to sanctions, penalties, and reputational damage and would adversely affect our results of operations.

We are required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. Therefore, we are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our investors could receive less information than they might expect to receive from exchange traded public companies.

We are required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year. Therefore, our investors could receive less information than they might expect to receive from exchange traded public companies.

We are subject to the risk of fluctuating interest rates, which could harm our business operations.

We expect to generate net income from the difference between the interest rates we charge borrowers or otherwise make from our permissible investments, including loan origination fees paid by borrowers, and the interest we pay to the holders of Worthy II Bonds. Due to fluctuations in interest rates, we may not be able to charge borrower’s an interest rate sufficient for us to generate income, which could harm our planned business operations.

Any Bond Rewards received as a result of the Bond Rewards Program could have adverse tax consequences to the recipient.

There is some uncertainty about the appropriate treatment of these Bond Rewards for income purposes. Recipients may be subject to tax on the value of Bond Rewards. If you receive Worthy II Bonds under the Bond Rewards Program, upon receipt you will generally realize taxable income equal to the fair market value of the Worthy II Bonds. Your participation in the Bond Rewards Program may increase the complexity of your tax filings and may cause you to be ineligible to file Internal Revenue Service Form 1040-EZ, if you would otherwise be eligible to file such form.

There are a number of risks associated with our having a verbal agreement (rather than a written agreement) with WFI governing our ability to utilize WFI’s Fintech Platform and the Worthy App including misunderstanding of the terms of the verbal agreement, dispute as to what was agreed to, as well as unwillingness of a court to enforce the agreement because we and WFI may not be able to prove the existence of the agreement or its terms, which could adversely affect our business, results of operations, financial condition and future growth.

Verbal agreements can lead to uncertainty about each party’s rights and obligations. A dispute may arise if there is nothing in writing explaining what both parties to the contract agreed to do.

On April 1, 2020, we entered into a verbal agreement with WFI to pay a license fee to WFI in the amount of $10 per active user per year. There are no other terms to such verbal agreement. In light of the fact that our agreement with WFI is a verbal contract (rather than a written contract), we and WFI are exposed to the following risks:

● the risk that we and WFI misunderstood an important term or terms of the contract, such as how much was to be paid or what services were to be performed;

● the risk that we and WFI will have a dispute regarding what was agreed to because we and WFI are only relying on memory; and

20

● the risk that a court will not enforce the contract because we and WFI may not be able to prove the existence of the contract or its terms.

If a dispute arises under our verbal agreement with WFI and a court is not willing to enforce the terms of such verbal agreement in our favor, this outcome could adversely affect our business, results of operations, financial condition, and future growth.

Risks Related to Worthy II Bonds

The characteristics of the Worthy II Bonds, including maturity, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy an investors investment objectives.

The characteristics of the Worthy II Bonds, including maturity, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy an investor’s investment objectives. The Worthy II Bonds may not be a suitable investment for an investor based on their ability to withstand a loss of interest or principal or other aspects of their financial situation, including income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors.

The amount of repayments that bond holders demand at a given time may exceed the amount of funds we have available to make such payments which may result in a delay in repayment or loss of investment to the bond holders.

We will use our commercially reasonable efforts to maintain sufficient cash and cash equivalents on hand to honor repayment demands of bond holders. However, in the event there are more demands for repayment to meet than our cash and cash equivalents on hand available, we may be required to (i) liquidate some of our publicly traded investments, loan portfolio, and other investments, (ii) seek commercial banks and non-bank lending sources, such as insurance companies, private equity funds and private lending organizations, for the provision of credit facilities, including, but not limited to, lines of credit, pursuant to which funds would be advanced to us, or (iii) seek capital contributions from our parent company, WFI.

During the year ended March 31, 2021, we had approximately $18,995,000, in redemption requests and we used cash and cash equivalents, sale of marketable securities and principal paydowns on loans receivable to meet the redemption requests.

In the event that the above sources of funds to honor repayments cannot be realized within the time frame of the repayment requests of bond holders, bond holders might have to wait for repayment until the above sources are realized. If the above sources do not generate enough funds to honor bond holders’ requests for repayment, there is a risk that the bond holders may lose some or all of their investment in the bonds.

Holders of Worthy Bonds are exposed to the credit risk of our Company.

Worthy II Bonds are our full and unconditional obligations. If we are unable to make payments required by the terms of the notes, you will have an unsecured claim against us. Worthy II Bonds are therefore subject to non-payment by us in the event of our bankruptcy or insolvency. In an insolvency proceeding, there can be no assurances that you will recover any remaining funds. Moreover, your claim may be subordinate to that of any senior creditors and any secured creditors to the extent of the value of their security.

The Worthy II Bonds are unsecured obligations.

The Worthy II Bonds do not represent an ownership interest in any specific Worthy loans, their proceeds, or their assets. The Worthy II Bonds are unsecured general obligations of Worthy only and not any Worthy borrower. The Worthy Bonds will be general unsecured obligations and will rank equally with all of our other unsecured debt unless such debt is senior to or subordinate to the Worthy II Bonds by their terms. We may issue secured debt in our sole discretion without notice to or consent from the holders of Worthy Bonds. Therefore, as unsecured obligations, there is no security to be provided to the holders of the Worthy II Bonds.

21

There is no public market for Worthy II Bonds, and none is expected to develop.

Worthy II Bonds are newly issued securities. Although under Regulation A the securities are not restricted, Worthy II Bonds are still highly illiquid securities. No public market has developed nor is expected to develop for Worthy II Bonds, and we do not intend to list Worthy Bonds on a national securities exchange or interdealer quotational system. You should be prepared to hold your Worthy II Bonds as Worthy II Bonds are expected to be highly illiquid investments.

Holders of the Worthy II Bonds have no voting rights.

Holders of the Worthy II Bonds have no voting rights and therefore will have no ability to control the Company. The Worthy II Bonds do not carry any voting rights and therefore the holders of the Worthy II Bonds will not be able to vote on any matters regarding the operation of the Company. Bondholders have no right to vote upon or receive notice of any corporate actions we may undertake which you might otherwise have if you owned equity in our Company.

There is a risk that the Worthy Website and the Worthy APP may be hacked.

There is a risk that the Worthy Website and the Worthy APP may be hacked. The Worthy II Bonds are stored by us and will remain in our custody for ease of administration. In today’s environment, cyberattacks are perpetrated by identity thieves, unscrupulous contractors and vendors, malicious employees, business competitors, prospective insider traders and market manipulators, so-called “hacktivists,” terrorists, state-sponsored actors and others. Many companies that utilize technology in the business operations, such as ours are subject to the risk that they may be hacked. Even the most diligent cybersecurity efforts will not address all cyber risks that the Company faces. We cannot assure you that we’ll be able to prevent any such hacks by third parties, and if we experience these hacks, the effects would cause an adverse effect on our business operations and will jeopardize the privacy of our users data, and can lead to us having to cease operations altogether.

The Worthy II Bond Holders may be subject to a servicing fee upon transfer.

The Worthy II Bonds are transferable except a servicing fee of up to 1% may be charged for the transfer of Worthy II Bonds to third parties, which charge would only be made against accrued interest.

Because the Worthy II Bonds have no sinking fund, insurance, or guarantee, you could lose all or a part of your investment if we do not have enough cash to pay.

There is no sinking fund, insurance or guarantee of our obligation to make payments on the Worthy II Bonds. We will not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the Worthy II Bonds. The Worthy II Bonds are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation, or any other governmental or private fund or entity. Therefore, if you invest in the Worthy II Bonds, you will have to rely only on our cash flow from operations and possible funding from WFI, our parent company, for repayment of principal and interest upon your demand of repayment or upon redemption by us. If our cash flow from operations and possible funding from WFI, our parent company, are not sufficient to pay any amounts owed under the Worthy II Bonds, then you may lose all or part of your investment.

22

By purchasing Worthy II Bonds unless you opted-out in accordance with the terms of the investment agreement used to purchase bonds from the Company, you are bound by the arbitration provisions contained therein, which limits your ability to bring class action lawsuits or seek remedies on a class basis and waives the right a trial by jury.

Unless you opted-out in accordance with the terms of the investment agreement used to purchase bonds from the Company, you are bound by the arbitration, jury waiver and class action waiver provisions contained therein. Pursuant to the terms of the foregoing, the holders of Worthy II Bonds and the Company will agree to (i) resolve disputes of the holders of Worthy II Bonds through binding arbitration or small claims court, instead of through courts of general jurisdiction or through a class action and (ii) waive the right to a trial by jury and to participate in any class action, except in cases that involve personal injury. Pursuant to the terms of the foregoing, if a holder of Worthy II Bonds does not agree to the terms of the arbitration provision, the holder of Worthy Bonds may opt-out of the arbitration provision by sending an arbitration opt-out notice to the Company within thirty (30) days of the holder’s first electronic acceptance of the investment agreement. If the opt-out notice is not received within thirty (30) days, the holder of Worthy Bonds will be deemed to have accepted all terms of the arbitration provision, including the class action and jury waiver. If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. As arbitration provisions in commercial agreements have generally been respected by federal courts and state courts of Florida, we believe that the arbitration provision is enforceable under federal law and the laws of the State of Florida. Although holders of Worthy II Bonds will be subject to the arbitration provisions of the investment agreement, the arbitration provisions do not preclude holders of Worthy Bonds from pursuing claims under the U.S. federal securities laws in federal courts. THE ARBITRATION PROVISION OF THE INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WORTHY BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE ARBITRATION PROVISION OF THE WORTHY DEMAND BOND INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

The investment agreement provides that, to the extent permitted by law, each party to same waives the right to a jury trial or class action of any claim they may have against us arising out of or relating to our Worthy II Bonds or the agreement. If we were to oppose a jury trial or class action demand based on such waiver, the court would determine whether the waiver was enforceable based upon the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial or class action. The bondholders of Worthy II Bonds will be subject to these provisions of the investor agreement to the extent permitted by applicable law. THE WAIVER OF THE RIGHT TO A JURY TRIAL AND CLASS ACTION CONTAINED IN THE INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WORTHY BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE JURY WAIVER AND CLASS ACTION WAIVER PROVISIONS OF THE WORTHY DEMAND BOND INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. In the event that an investor does not opt-out, as described above, the rights of the adverse bond holder to seek redress in court would be severely limited. These restrictions on the ability to bring a class action lawsuit may result in increased costs and/or reduced remedies, to individual investors who wish to pursue claims against the Company.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our consolidated financial condition and consolidated results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this annual report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Note Regarding Forward-Looking Statements and Business sections in this annual report. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Our future operating results, however, are impossible to predict and no guaranty or warranty is to be inferred from those forward-looking statements.

Background and Overview

We were incorporated under the laws of the State of Florida in October 2019. On October 28, 2019, the Company was founded with the issuance of 100 shares of our $0.001 per share par value common stock for $5,000 paid by WFI. WFI is the sole shareholder of the Company’s common stock. Our wholly owned subsidiary Worthy Lending II was organized under the laws of the State of Delaware in October 2019.

23

On March 17, 2020, we began the Offering of $50 million aggregate principal of Worthy II Bonds (the “Worthy II Bonds”) under our qualified Offering Statement (File No. 024-11150). On October 1, 2020, we completed the Offering. From March 17, 2020 through October 1, 2020, we sold approximately $50 million aggregate principal amount of Worthy II Bonds to 17,823 investors.

Our business model is centered around participating in and providing loans for small businesses, including loans to manufacturers, wholesalers and retailers of, and to prospective purchasers of specified merchandise and services secured by the assets of the borrowers. To a lesser extent we may also provide (i) secured loans to other borrowers; (ii) acquire equity interests in real estate; (iii) make fixed income and/or equity investments; and (iv) provide factoring financing and other types of loans, provided the amount and nature of such activities do not cause us to lose our exemption from regulations as an investment company pursuant to the Investment Company Act of 1940.

Commencing in March of 2020, the Company, through its wholly owned subsidiary, began loaning funds directly to borrowers and through participation agreements with other lenders under loan and participation agreements, with small business borrowers based in the United States. The loans pay interest at varying rates ranging from 8.5% to 15% per year. One loan agreement has customary loan origination fees, which have been netted against our loan costs with the net amount recorded as deferred revenue to be recognized as loan fee income over the term of the loan. The terms of the loans generally range from six months to two years, with no prepayment penalty and generally pay interest only until maturity. The loans are secured by the assets of the borrowers. These investments were funded by our bond sales.

A summary of the Company’s loan portfolio as of March 31, 2021, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Purchase Order / Trade Financing	Total	Loans to Real Estate Developers Secured by First Mortgages

Outstanding March 31, 2021

Loans	$13,899,111	$6,665,275	$-	$20,564,386	$3,660,949

Allowance for loan losses	$548,665	$133,305	$-	$681,970	$34,509

Total Loans, net	$13,350,446	$6,531,970	$-	$19,882,416	$3,626,440

Percentage of total outstanding loans receivable	68%	32%	-		-

Percentage of total outstanding Mortgage loans receivable	-	-	-		100%

24

A summary of the Company’s loan portfolio as of March 31, 2020, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Purchase Order / Trade Financing	Total	Loans to Real Estate Developers Secured by First Mortgages

Outstanding March 31, 2020

Loans	$150,000	$-	$-	$150,000	$-

Allowance for loan losses	$-	$-	$-	$-	$-

Total Loans, net	$150,000	$-	$-	$150,000	$-

Percentage of total outstanding loans receivable	100%	-	-		N/A

The beginning aggregate balance of our loan loss allowance including the allowance on mortgage loans at March 31, 2020 was $0, the ending balance at March 31, 2021 is $716,479. Our past due loans receivable totaled $686,667 at March 31, 2021 and consisted of 1 loan and the Company has reserved $103,000 for this loan in the loan loss provision. Our past due loans receivable totaled $0 at March 31, 2020 and consisted of one loan. At March 31, 2021 and 2020, the Company had no loans receivable past due and on non-accrual status.

As of March 31, 2021, future annual maturities of gross loans receivable held for investment and mortgage loans held for investment consists of the following:

Period Ended March 31, 2021	Amount
2022	$12,013,991
2023	$12,011,344
2024	$-
2025	$200,000
2026	$-
Thereafter	$-
$24,225,335

As of March 31, 2021, there were 27 loans and mortgage loans in total, which 27 with a balance of $24,225,335 are loans that are only required to pay interest until maturity when the principal is due.

The Company maintains a portfolio of investments. The Company typically invests in a diversified portfolio. The Company’s investment policy limits the amount of credit exposure to any one issuer and targets 20% portfolio weight in the more conservative investments.

25

The following is a breakdown of the Company’s investments as of March 31, 2021.

	Cost	Unrealized Gain (Loss)	Carrying Value	Percentage of Total
Equity Securities
Public Preferred Stock	$435,116	$3,182	$438,298	9%
Common Stock	308,007	51,857	359,864	7%
Exchange-traded and closed-end funds	307,507	19,458	326,965	6%
Mutual Funds	-	-	-	0%
Total Equity Securities	1,050,630	74,497	1,125,127	22%
Available for Sale - Debt Securities
Corporate Bonds	1,196,211	(5,738)	1,190,473	23%
Asset backed Securities	2,791,745	12,410	2,804,155	55%
Total Available for Sale - Debt Securities	3,987,956	6,672	3,994,628	78%
Held to Maturity - Debt Securities	-	-	-
Total Investments	$5,038,586	$81,169	$5,119,755	100%

On March 11, 2020, the World Health Organization declared the COVID-19 outbreak to be a global pandemic which continues to spread throughout the U.S. and the globe. In addition to the devastating effects on human life, the pandemic is having a negative ripple effect on the global economy, leading to disruptions and volatility in the global financial markets. Most U.S. states and many countries have issued policies intended to stop or slow the further spread of the disease such as issuing temporary executive orders that, among other stipulations, effectively prohibit in-person work activities for most industries and businesses, having the effect of suspending or severely curtailing operations. COVID-19 and the U.S.’s response to the pandemic are significantly affecting the economy. There are no comparable events that provide guidance as to the effect the COVID-19 pandemic may have, and, as a result, the ultimate effect of the pandemic is highly uncertain and subject to change. The extent of the ultimate impact of the pandemic on the Company’s operational and financial performance will depend on various developments, including the duration and spread of the outbreak, which cannot be reasonably predicted at this time. The ultimate disruption which may be caused by the outbreak is uncertain; however, it may result in a material adverse impact on the Company’s financial position, operations and cash flows. Possible areas that may be affected include, but are not limited to, higher redemption rate of holders of our renewable bonds, a decline in the demand for loans by potential borrowers or higher default rates by borrowers, and unavailability of professional services and other resources. In addition, the employees of affiliated companies that provide services to us could be medically or mentally affected by the pandemic and may be required to work remotely. This situation could cause a reduction in productivity or the inability to complete critical tasks for the Company. Many of our small business customers have been directly or indirectly affected by the COVID-19 pandemic due to the closures and reduced customer demand. In March and April of 2020 due to the events surrounding the COVID-19 pandemic, the Company experienced much higher than usual bond redemptions. During the second quarter of 2020, the COVID-19 pandemic continued to negatively impact many of our small business customers. While the extent to which COVID-19 impacts the Company’s future results will depend on future developments, the pandemic and associated economic impacts could result in a material impact to the Company’s future financial condition, results of operations and cash flows.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.

As noted in our consolidated financial statements, the Company generated net losses and had cash used by operations of approximately $1,620,000 and $45,000, respectively, for the year ended March 31, 2021. At March 31, 2021, we had a shareholder’s deficit and accumulated deficit of approximately $1,610,000 and $1,726,000, respectively, and total liabilities exceeded total assets by approximately $1,610,000. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. During fiscal 2022, the Company continues to incur losses. Our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for a period of 12 months from the issuance date of the audit report with respect to our audited consolidated financial statements for the year ended March 31, 2021 and the period ended March 31, 2020.

26

In response to the losses incurred in 2021 and 2020, the Company continues to constantly evaluate and monitor its cash needs and existing cash burn rate, in order to make adjustments to its operating expenses. Also, in our second fiscal quarter of our fiscal year ended March 31, 2021, the Company’s loans receivable and investments began to generate revenue. Cash on hand was approximately $1,471,000 at March 31, 2021. This cash was obtained through the sale of our Worthy II Bonds and the collection of interest and dividends on our outstanding loans and investments.

No assurances can be given that the Company will achieve success without seeking additional financing. There also can be no assurances that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. The consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Operating Results

Year Ended March 31, 2021 Compared to Period Ended March 31, 2020

Operating Revenue

Interest on loans receivable

Interest on loans receivable for the year ended March 31, 2021, was $2,145,457, compared to $375, for the period ended March 31, 2020, an increase of $2,145,082 from the period ended March 31, 2020. This increase was the direct result of our increased loan portfolio.

At March 31, 2021, our loans receivable held for investments, net balance was $19,882,416, which was an increase of $19,732,416, from March 31, 2020.

At March 31, 2021 and 2020 our mortgage loans held for investments, net were $3,626,440 and $0 respectively.

Loan fees

For the year ended March 31, 2021, loan fees totaled $2,586 as compared to $34 for the period ended March 31, 2020, this $2,552 increase was due to increased loans earning fees in the fiscal year ended March 31, 2021 as compared to fiscal period ended March 31, 2020.

Cost of Revenue

Interest expense on bonds

Interest expense on bonds for the year ended March 31, 2021 was $1,431,030, an increase of $1,429,959 from the period ended March 31, 2020. Interest expense on bonds for the period ended March 31, 2020 was $1,071. The increase was due to an increase in the sales and duration of our bonds held.

Provision for loan losses

Our Provision for loan losses also increased at March 31, 2021 as a result of the increased loan portfolio. The beginning balance of our loan loss reserve at March 31, 2020 was $0, the current period provision for expected losses is $731,673, the ending balance at March 31, 2021 is $716,479

27

Operating Expenses

Our operating expenses were $1,767,387 for the year ended March 31, 2021 as compared to $105,727 for the period ended March 31, 2020 which increase represents the growth of our Company during 2021.

This increase is primarily attributable to increases of approximately $360,000 in general administrative expenses, $1,058,000 of compensation and related expenses and $240,000 in sales and marketing expenses during the year ended March 31, 2021. These increases are directly related to the growth of the Company.

Going forward we expect our general and administrative expenses to increase as a result of the continued expansion of our operations. However, we are unable at this time to quantify these expected increases.

Other Income (Expenses)

Amortization of bond investment premium/discount

For the year ended March 31, 2021 and the period ended March 31, 2020, our amortization of bond investment premium/discount was ($136,797) and $0.

Realized and Unrealized gains (losses) on investments, net

For the year ended March 31, 2021 and the period ended March 31, 2020 our net unrealized gains (losses) on investments were $74,497 and $0, respectively. Realized gains, net of losses is $77,244 for the year ended March 31, 2021 versus $0 for the period ended March 31, 2020.

Interest and dividends on investments

Interest and Dividends on Investments for the year ended March 31, 2021 is $115,681 as compared to $0 for the period ended March 31, 2020, this increase was the direct result of our increased investment portfolio.

Liquidity and Capital Resources

At March 31, 2021 we had total shareholder’s deficit of approximately $1,610,000 as compared to a total shareholder’s deficit of approximately $56,000 at March 31, 2020.

Our total assets increased by $29,198,008 at March 31, 2021 as compared to March 31, 2020, which principally reflects the increase of our loans receivable held for investment and investment securities during the year ended March 31, 2021. Additionally, we had $1,470,899 cash on hand at March 31, 2021 as compared to $1,192,427 of cash on hand at March 31, 2020.

We had $29,042,693 of loans receivable held for investment, net, mortgage loans held for investment, net, interest receivable, net and other investments on our balance sheet at March 31, 2021. Our total liabilities increased by $30,751,262 during the year ended March 31, 2021 as compared to the period ended March 31, 2020, which is principally related to the increase in bond liabilities and the increase in accrued interest. We do not have any commitments for capital expenditures.

Our consolidated shareholders’ deficit and working capital deficiency are the result of initial and early-stage operating sales of bonds (a liability) at a more rapid pace than the proceeds from the sale of bonds could be effectively invested in income generating loans and investments. These deficiencies are also the result of an increase to our loan loss provision, in connection with our increasing loan portfolio. The combination of interest payable on the bonds and operating expenses initially generates a working capital deficit.

To date, the working capital deficit has been funded by capital infusions to the Company, from its parent (WFI), through funds raised by the parent in a variety of equity, debt, and convertible debt financings. One of the primary intended uses of proceeds of a pending offering by the parent company is to provide additional capital to the Company and to reduce or eliminate the shareholders’ deficit.

28

Year Ended March 31, 2021 and Period Ended March 31, 2020

Summary of cash flows

	Year Ended March 31, 2021	Period Ended March 31, 2020
Net cash (used) in provided by operating activities	$(45,309)	$(51,288)
Net cash (used) in provided by investing activities	$(29,278,109)	$(150,000)
Net cash (used) in provided by financing activities	$26,601,890	$1,393,715

For the year ended March 31, 2021, net cash used in operating activities was used primarily to fund our net loss and the increase in interest receivable, offset by the increase in accrued interest and the provision for our loan loss. In the period ended March 31, 2020, net cash used in operating activities was used primarily to fund our losses. Net cash (used in) provided by investing activities in the year ended March 31, 2021 and 2020 represent primarily loans made, loan principal pay downs and sales of investment securities together with the purchase of investment securities. Net cash (used in) provided by financing activities in the year ended March 31, 2021 and 2020 represent primarily proceeds and redemptions of bond liabilities.

Significant accounting policies

Our significant accounting policies are fully described in Note 3 to our consolidated financial statements appearing elsewhere in this Annual Report, and we believe those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our consolidated financial statements.

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated financial statements include, but are not limited to, assessing the collectability of loans and interest receivable, due from related parties, valuation of investments, the useful lives of property and equipment, the estimate of the fair value of the lease liability and related right of use asset, the estimate of our internal labor based loan origination costs and estimates of the valuation allowance on deferred tax assets.

Revenue Recognition

We recognize revenue in accordance with the guidance in FASB ASC 942 “Financial Services – Depository Lending.”

We generate revenue primarily through interest earned, loan origination fees and collateral management fees for monitoring the underlying collateral related to the loan.

For term loans, we recognize interest income, loan fee income and collateral management fee income over the terms of the underlying loans. Loan fees and collateral management fees are reflected as non-interest income in our statements of operations.

Loan origination fees typically include due diligence, appraisal and legal fees. Associated costs primarily include costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation, employees’ compensation directly related to the loan and costs paid to third parties for legal and appraisal services. The fees and the costs are netted as deferred revenue and amortized into revenue over the life of the loan.

We also generate revenue through interest and dividends on investments and realized and unrealized gains on investments, which is all included in other income (expense) in the statement of operations.

29

Cash and cash equivalents

Cash and cash equivalents include checking, savings, unrestricted deposits with investment-grade financial institutions, institutional money market funds, certificates of deposit and other short term interest bearing products. We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Investments

On October 28, 2019 the Company adopted ASU 2016-01 “Financial Instruments – Overall” which requires unrealized gains and losses from equity securities to be recognized in operations.

Investments consist of various debt and equity investments. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. Investments in equity securities with a readily determinable fair value, not accounted for under the equity method, are recorded at that fair value with unrealized gains and losses included in earnings. For equity securities without a readily determinable fair value, the investment is recorded at cost, less any impairment, plus or minus adjustments related to observable transactions for the same or similar securities, with unrealized gains and losses included in earnings. Equity securities where the fair market value or net asset value are not available are carried at cost, subject to impairment valuation. The Company classifies its debt investments as available-for-sale pursuant to ASC 320, Investments – Debt and Equity Securities. Debt securities are classified as held to maturity, at unamortized cost on the consolidated balance sheet if (i) the Company has the intent and ability to hold the investments for a period of at least 1 year and (ii) the contractual maturity date of the investments is greater than 1 year. Debt securities are carried at fair value or amortized cost with unrealized gains or losses recorded as other comprehensive income or loss in equity. Debt securities held to maturity are carried at amortized cost and unamortized gains and losses are not recognized. Realized gains and losses are included in other income or expense in the consolidated statement of operations on a specific-identification basis.

The Company reviews securities that are not measured at fair value for other-than-temporary impairment whenever the fair value of a security is less than the amortized cost and evidence indicates that a security’s carrying amount is not recoverable within a reasonable period of time. Other-than-temporary impairments of investments are recognized in the consolidated statements of operations if the Company has experienced a credit loss, has the intent to sell the security, or if it is more likely than not that the Company will be required to sell the security before recovery of the amortized cost basis. Evidence considered in this assessment includes reasons for the impairment, compliance with the Company’s investment policy, the severity and the duration of the impairment and changes in value subsequent to the end of the period.

Loans Receivable Held for Investment

Loans held for investment consist of term loans that require monthly or weekly interest payments. We have both the ability and intent to hold these loans to maturity. When we originate a term loan, the borrower grants us a security interest in its assets which we may perfect by publicly filing a financing statement. Loans held for investment are carried at amortized cost, reduced by a valuation allowance for loan losses estimated as of the consolidated balance sheet dates.

Included in loans held for investment are loans that we participate in with other asset based lenders. Also included in loans held for investment is the netting of a borrower loan balance when we participate out a portion of a loan receivable, as the participant becomes responsible for the portion of the balance that they agree to participant in.

Mortgage Loans Held for Investment

Mortgage loans held for investment consist of loans secured by a mortgage in the real estate, and is located in the state of Florida. These loans typically have a maturity date of 1 to 2 years, pay interest at rates between 8.5% and 10.5% and are serviced by an outside, unrelated party. These loans require monthly interest payments to us. We have both the ability and intent to hold these loans to maturity. These loans are carried at amortized cost, reduced by a valuation allowance for loan losses, if deemed necessary, estimated as of the consolidated balance sheet dates.

30

Accrued Interest Receivable

In accordance with ASC 360-20-30-5A, the Company includes, in the reserves for loans receivable an amount attributed to accrued interest receivable.

In accordance with ASC 360-20-35-8A, the Company has an accounting policy election, at the class of financing receivable, to write off accrued interest receivables by recognizing credit loss expense.

Allowance for Loan Losses

The allowance for loan losses (“ALLL”) is established with respect to our loans held for investment through charges to the provision for loan losses in compliance with ASC 326 “Financial Instruments – Credit Losses.” Loan losses are charged against the ALLL when we believe that the future collection of principal is unlikely. Subsequent recoveries, if any, are credited to the ALLL. We evaluate the creditworthiness of our portfolio on an individual loan basis and on a portfolio basis. The allowance is subjective as it requires material estimates, including such factors as historical trends, known and inherent risks in the loan portfolio, adverse situations that may affect borrowers’ ability to repay and current economic conditions. Other qualitative factors considered may include items such as uncertainties in forecasting and modeling techniques, changes in portfolio composition, business conditions and emerging trends. Recovery of the carrying value of loans is dependent to a great extent on conditions that may be beyond our control. Any combination of the aforementioned factors may adversely affect our loan portfolio resulting in increased delinquencies and loan losses and could require additional provisions for loan losses, which could impact future periods.

Past Due and Non-Accrual Loans Receivable

Loans receivable are considered past due when a borrower hasn’t made a principal or interest payment for 90 days. The Company considers a loan to be non-performing and put on non-accrual status when management believes collectability is not probable. Management predicts probability of collectability through qualitative and quantitative criteria, including whether the loan is in past due status, borrower financial condition including net collateral to loan balance, personal or corporate validity or other guarantees, our experience with the borrower, quality of borrower internal credit review system, quality of borrower management, and external operating environment.

When a loan is placed on non-accrual status, we cease accruing interest and a reserve on interest receivable is established.

Item 3. Directors and Officers.

The following table provides information on our current executive officers and directors:

Name	Age	Positions

Sally Outlaw	58	President, Chief Executive Officer and Director
Alan Jacobs	79	Executive Vice President, Chief Operating Officer and Director
Joseph D’Arelli	52	Senior Vice President and Chief Financial Officer
Jungkun (“Jang”) Centofanti	53	Senior Vice President, Chief Administrative Officer and Secretary

Sally Outlaw has served as our President, Chief Executive Officer and a member of our Board of Directors since our inception in October 2019. Since 2016, she has served as Chief Executive Officer of WFI where she engages in defining long term strategy, product development and implementing the company vision. Since June 2016 she has served as Chief Executive Officer and a member of the Board of Directors of Worthy Peer Capital, Inc. where she engages in product development, customer acquisition and managing the team, and since October 2019 she has served as President, Chief Executive Officer and a member of the Board of Directors of Worthy Management. Ms. Outlaw also serves as the President, Chief Executive Officer and a member of the Board of Directors of Worthy Community Bonds, Inc., and Worthy Community Bonds II, Inc. since June 30, 2020, and November 2, 2020. From October 2010 to December 2015 she was the president of Peerbackers LLC, which engaged in all aspects of crowd funding and provides services to help clients navigate the world of crowd finance including the capital and investment opportunities offered through The JOBS ACT. Ms. Outlaw is also president and CEO of Peerbackers Advisory LLC, an SEC-registered investment advisor and a wholly owned subsidiary of WFI. Ms. Outlaw received her B.A. in Communications and Media Studies from the University of Minnesota in 1984 and holds a Series 65 license as a Registered Investment Advisor. Ms. Outlaw brings knowledge and experience in the financial industry, which we believe is and continues to be of great value to our Company.

31

Alan Jacobs has served as our Executive Vice President, Chief Operating Officer and a member of our Board of Directors since inception in October 2019. He also serves as President of our Worthy Lending II subsidiary. Since 2016, he has served as an executive officer and member of the Board of Directors of WFI. Since June 2016 he has served as Executive Vice President, Chief Operating Officer and a member of the Board of Directors of Worthy Peer Capital, Inc. and serves as President of Worthy Lending, LLC. Since October 2019 he has served as Executive Vice President, Chief Operating Officer and a member of the Board of Directors of Worthy Management. In addition, Mr. Jacobs has served as the Executive Vice President, Chief Operating Officer and a member of the Board of Directors of Worthy Community Bonds, Inc. and Worthy Community Bonds II, Inc. since June 30, 2020, and November 2, 2020, respectively. Furthermore, he serves as the president of Worthy Community Bonds, Inc.’s subsidiary Worthy Lending III, LLC, and Worthy Community Bonds II, Inc.’s subsidiary Worthy Lending IV, LLC. For more than the past five years he has been engaged as a business consultant for various early stage companies. From 2016 to 2018 Mr. Jacobs was the Founder and President of CorpFin Management Group where he was focused on business development, strategic planning and corporate management. From September 2014 to December 2015, Mr. Jacobs was associated with ViewTrade Securities, a FINRA registered broker-dealer where he was focused on advisory and corporate services. Prior to that time and for more than 30 years, Mr. Jacobs was associated with several FINRA registered broker-dealers including Ladenburg Thalman, Josephthal & Company, and Capital Growth Securities. Mr. Jacobs received his bachelor’s degree from Franklin and Marshall College in 1963 and law degree from Columbia University in 1966. He was also president of Wheelchair Fitness Inc. and director of business development of SSTI, Inc. from 2015 to 2018. Mr. Jacobs brings knowledge and experience in the financial industry, which we believe is and continues to be of great value to our Company.

Joseph D’Arelli has served as our Senior Vice President and Chief Financial Officer since inception in October 2019. He also serves as a Senior Vice President of our Worthy Lending II subsidiary. Since August 2018 Mr. D’Arelli has served as Worthy Lending, LLC’s Executive Vice President and Chief Operating Officer, and since October 2019 he has served as Senior Vice President and Chief Financial Officer of Worthy Management. Mr. D’Arelli has also served as the Senior Vice President and Chief Financial Officer of Worthy Community Bonds, Inc., and Worthy Community Bonds II, Inc. since June 30, 2020, and November 2, 2020, respectively. In addition, Mr. D’Arelli serves as a Senior Vice President of Worthy Lending III, LLC and Worthy Lending IV, LLC. Mr. D’Arelli has over 25 years of experience in public accounting, including partnership and senior management positions, and he has extensive experience in auditing public and private companies in such industries as waste management, financial services, broker/dealers, and distribution and technology companies, which we believe is and continues to be of great value to our Company. From June 2018 until joining Worthy Lending, Mr. D’Arelli was self-employed, providing business advisory and accounting consulting services. From November 2016 until June 2018, Mr. D’Arelli was employed by Attis Industries, Inc. (Nasdaq: ATIS) serving as Chief Financial Officer (November 2016 until April 2017) and SEC Compliance Director (April 2017 until June 2018). From October 2012 until May 2016 he was a partner/shareholder at D’Arelli Pruzansky, P.A., formerly a PCAOB registered accounting firm (the firm voluntarily withdrew as a member of the PCAOB. On March 29, 2018). He continues his affiliations with the American Institute of Certified Public Accountants (AICPA), New York State Society of Certified Public Accountants (NYSSCPA), Florida Institute of Certified Public Accountants (FICPA), and is a Certified Public Accountant in the state of Florida. Mr. D’Arelli received a Bachelor’s Degree in Accounting from St. John’s University in 1992.

Jungkun (“Jang”) Centofanti has served as our Senior Vice President, Chief Administrative Officer and Secretary since inception in October 2019. She is also Senior Vice President and Chief Administrative Officer of Worthy Lending II. Since January 2017 she has served as Vice President of Operations of our parent, WFI. Since August 2018 she has served as Worthy Lending, LLC’s Senior Vice President and Chief Administrative Officer since August 2018, and since October 2019 she has served as Senior Vice President, Chief Administrative Officer and Secretary of Worthy Management. Ms. Centofanti also serves as the Senior Vice President, Chief Administrative Officer and Secretary of Worthy Community Bonds, Inc., and Worthy Community Bonds II, Inc. since June 30, 2020, and November 2, 2020, respectively. In addition, she is Senior Vice President and Chief Administrative Officer of Worthy Lending III, LLC, and Worthy Lending IV, LLC.Ms. Centofanti has more than 25 years of operational and management experience, which we believe is and continues to be of great value to our Company. From September 2016 to July 2018 she was Senior Vice President of CorpFin Management Group, a South Florida-based business development and strategic planning company where she handled all aspects of administration, and from January 2017 to July 2018 she served as Vice President of Wheelchair Fitness Solution Inc. Prior to joining CorpFin Management Group, from 2011 to June 2015 she was Administrative and Customer Service Manager for DU20 Holistic Oasis, and from 2004 until 2010 she was Preschool Director for Hazel Crawford School, both South Florida-based companies. Ms. Centofanti received an Associate of Science in Fashion Marketing and Business from the Art Institute of Fort Lauderdale, Florida in 1989.

32

The term of office of each director is until the next annual election of directors and until a successor is elected and qualified or until the director’s earlier death, resignation or removal. Officers are appointed by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any of the executive officers and directors.

Involvement in Certain Legal Proceedings

On September 30, 2016, the SEC issued an Order Instituting Cease-and-Desist Proceedings under Administrative Proceeding File No. 3-17605 pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings, and Imposing a Cease-and-Desist Order (collectively, the “Order”) against D’Arelli Pruzansky, P.A. (the “Firm”), Joseph D’Arelli, CPA, and Mitchell Pruzansky, CPA (collectively, the “Respondents”). Respondents consented to the Order pursuant to Offers of Settlement, accepted by the SEC, pursuant to which Respondents neither admitted nor denied the findings in the Order. During a PCAOB inspection in July 2015, the Firm was informed that it had failed to comply with the SEC’s partner rotation requirements because Mr. D’Arelli and Mr. Pruzansky performed quarterly reviews after being the lead audit partner for five consecutive audits, with respect to two issuer audit clients. In August 2015, the Firm reviewed all of its engagements and self-reported instances of such rotation issues regarding additional issuer audit clients. Respondents were ordered to cease and desist from committing or causing any violations and any future violations of Sections 10A(j) and 13(a) of the Securities Exchange Act of 1934 and Rules 10A-2 and 13a-13 thereunder and to pay the SEC, jointly and severally, a civil penalty of $50,000.

Other than the foregoing, no executive officer, member of the board of directors or control person of our Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Conflicts Of Interest

We are subject to a number of conflicts of interest arising out of our relationship with WFI and its subsidiaries, including the following:

●	WFI is our parent company and our sole shareholder. WFI is also the sole shareholder of Worthy Management, Worthy Peer Capital, Inc., Worthy Community Bonds, Inc. Worthy Community Bonds II, Inc. and Worthy Property Bonds, Inc. Accordingly, its executive officers and directors have fiduciary obligations to a number of entities. This potential conflict of interest poses a risk that the executive officers and directors may exercise their fiduciary duties in favor of affiliated entities rather than us even though they have fiduciary duties to us;

●	Worthy Peer Capital, Inc.’s, Worthy Community Bonds, Inc.’s and Worthy Community Bonds II, Inc.’s business is similar to ours and we may be competing for borrowers with them. This potential conflict of interest poses a risk that such borrowers may borrow from Worthy Peer Capital, Inc., Worthy Community Bonds, Inc. or Worthy Community Bonds II, Inc. rather than us;

●	our executive officers and directors are also executive officers and directors of Worthy Peer Capital, Inc., Worthy Community Bonds, Inc., Worthy Community Bonds II, Inc., Worthy Property Bonds, Inc. and Worthy Management and they do not devote all of their time and efforts to our Company. This potential conflict of interest poses a risk that the executive officers and directors may devote an insufficient amount of time and effort to operating our Company because they are too busy devoting their time and effort to the operations of our affiliates; and

33

●	the terms of the Management Services Agreement with Worthy Management were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement, will be determined by our executive officers and directors who are also executive officers and directors of Worthy Management notwithstanding that they are executive officers and directors of both our Company and Worthy Management. This potential conflict of interest poses a risk that the amount to be reimbursed by our company under the Management Services Agreement may be determined by the executive officers and directors to be higher in the absence of an arms-length arrangement at the expense of our Company.

There are no assurances that any conflicts which may arise will be resolved in our favor, which could adversely affect our operations. In addition, bondholders have no right to vote upon or receive notice of any corporate actions we may undertake which they might otherwise have if they owned equity in our Company.

Compensation Of Directors and Executive Officers

Our directors and executive officers will not be separately compensated by us. Under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management. Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement. The reimbursement amount under the Management Services Agreement, will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses under the Management Services Agreement for the Company and will consist of both a to-be-determined portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Worthy Management based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. Our directors will not receive additional compensation for their Board services. We do not expect that this management sharing arrangement will change in the foreseeable future.

Item 4. Security Ownership of Management and Certain Securityholders.

We currently have 100 shares of our Common Stock outstanding, which are all owned by WFI.

The following table sets forth information regarding the beneficial ownership of WFI’s common stock by:

●	each person known by us to be the beneficial owner of more than 5% of its common stock;

●	each of its directors;

●	each of its named executive officers; and

●	WFI’s named executive officers and directors as a group.

As of July 21, 2021, there are 2,775,888 shares of WFI’s common stock issued and outstanding. Unless specified below, the business address of each of WFI’s stockholders is c/o One Boca Commerce Center, 551 NW 77th Street, Suite 212, Boca Raton, Florida 33487. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of WFI’s common stock outstanding on that date and all shares of its common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of WFI’s common stock owned by them, except to the extent that power may be shared with a spouse.

34

	Common Stock
Name and Address of Beneficial Owner	Shares	%
Sally Outlaw	1,073,196	38.7%
Alan Jacobs	544,742	19.6%
Jungkun (“Jang”) Centofanti (1)	110,833	3.9%
Joseph D’Arelli (2)	42,631	1.5%
Todd Lazenby (3)	20,000	*
Dara Albright (3)	20,000	*
Stefanie Crowe (3)	20,000	*
All WFI officers and directors as a group (seven persons) (1)(2)	1,831,402	65.85%
Pohlman Living Trust (4)	200,000	7.2%
Jack W. Richards and Susan Richards	380,712	13.7%

(1)	Includes 69,233 shares issuable upon the exercise of vested stock options.

(2)	Includes 42,631 shares issuable upon the exercise of vested stock options.

(3)	Non-executive member of WFI’s Board of Directors.

(4)	Dr. Randolph H. Pohlman holds voting and dispositive control over securities held of record by the trust.

*Equal to or less than 1%.

Item 5. Interest of Management and Others in Certain Transactions.

On October 28, 2019, the Company was founded with the issuance of 100 shares of our $0.001 per share par value common stock for $5,000 paid by WFI. In January and March of 2020, WFI contributed a total of $45,000 as additional paid-in capital. WFI is the sole shareholder of the Company’s common stock. During the year ended March 31, 2021, WFI contributed $60,000 as additional paid-in capital.

In March of 2020, the Company entered into a loan receivable agreement with a small business of which our Chief Financial Officer is a minority shareholder and a secured guarantor. The loan commitment is up to $550,000, as of March 31, 2021, the Company has loaned $547,000. The loan receivable paid interest at 18% per annum and has a 3 year term. The loan was amended in January of 2021. The loan agreement was amended to say that the borrower shall pay to lender interest at a rate per month equal to 1.25% per month from January 1, 2021 to March 31, 2021 and at a rate equal to 1.0% per month thereafter. The Company also received a 17.5% equity interest in the small business as a condition of the loan commitment. In October of 2020, the Company sold its 17.5% equity interest back to this small business borrower in consideration of payment of $25,000 and the agreement of the borrower to pay to Worthy Lending II, LLC and amount equal to 5% of the net available cash flow of the borrower on or about the first day of each calendar quarter based on the net available cash flow for the prior quarter. This net available cash flow participation is limited to the 5 year period from October 30, 2020 through October 29, 2025.

On April 1, 2020, we entered into a verbal agreement with WFI to pay a license fee to WFI in the amount of $10 per active user per year. There are no other terms to such verbal agreement. For the year ended March 31, 2021, the Company expensed approximately $139,000 pursuant to this verbal agreement, which is included in general and administrative expenses.

On March 5, 2020 we entered into an Amended and Restated Management Services Agreement (the “Management Services Agreement”) with Worthy Management, an affiliate, which is deemed operative beginning on January 1, 2020. Worthy Management was established in October 2019 as part of the internal reorganization of the operations of our parent, WFI. Prior to this operational restructure, our executive officers and other administrative personnel were employed by either WFI or by our sister company Worthy Peer Capital, Inc. As a result, once the operational restructure was complete effective January 1, 2020, our executive officers and the other personnel which provide services to us are all employed by Worthy Management. These personnel also provide services to WFI, Worthy Peer Capital, Inc., Worthy Community Bonds, Inc. and Worthy Community Bonds II, Inc., including their subsidiaries.

35

The initial term of the Management Services Agreement will continue until December 31, 2024 and will automatically renew for successive one-year terms. The Management Services Agreement can be terminated at any time upon 30 days’ prior written notice from one party to the other.

Worthy Management provides certain management services and personnel pursuant to the terms of the agreement. Worthy Management passes through the expenses paid without charging any additional amounts. During the year ended March 31, 2021, the Company recorded approximately $1,309,000 of expenses that were passed through from Worthy Management, which are included in general and administrative expenses and compensation and related expenses in the statement of operations. As of March 31, 2021, the Company is owed approximately $20,000 from Worthy Management to be used for future pass through expenses. As of March 31, 2020, the Company has $45,878 of amounts due to Worthy Management for shared services of $28,878 and advances of $17,000. From inception to March 31, 2020 the Company incurred $28,878 of shared services expense.

As of March 31, 2021, the Company is owed $7,500 from WFI, this receivable is the result of a one time payment made to a vendor of WFI.

The foregoing transactions are described in detail in notes to the consolidated financial statements appearing later in this Annual Report.

Item 6. Other Information.

None.

36

Item 7. Financial Statements.

INDEX TO FINANCIAL STATEMENTS

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

F-1

Report of Independent Registered Public Accounting Firm

To the Shareholder and the Board of Directors of:

Worthy Peer Capital II, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Worthy Peer Capital II, Inc. and Subsidiary (the “Company”) as of March 31, 2021 and 2020, the related consolidated statements of operations, changes in shareholder’s deficit, and cash flows for the year ended March 31, 2021, and for the period from October 28, 2019 (Inception) to March 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of March 31, 2021 and 2020, and the consolidated results of its operations and its cash flows for the year ended March 31, 2021, and for the period from October 28, 2019 (Inception) to March 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, to the consolidated financial statements, the Company had a net loss and had net cash used in operations of approximately $1,620,000 and $45,000, respectively, for the year ended March 31, 2021. The Company also had a shareholder’s deficit and an accumulated deficit of approximately $1,610,000 and $1,726,000, respectively, and total liabilities exceeded total assets by $1,610,000 at March 31, 2021. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan regarding these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

F-2

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of loans and mortgage loans and related accrued interest and fees receivable

As described in Footnote 3 “Allowance for Loan Losses” and in Footnote 6 “Loans Receivable and Mortgage Loans Held for Investment”, to the consolidated financial statements, the Company’s consolidated loans and mortgage loans receivable and interest receivable balances, net of the related $716,479 allowance for loan and mortgage loan losses, was $23,922,938 at March 31, 2021. Loans and mortgage loans held for investment and related interest receivable balances are evaluated by management for collectability periodically and at year-end. The determination of the valuation of these balances requires management to make significant estimates and assumptions related to the intent and ability of the borrowers to pay the amounts due to the Company.

We identified the valuation of loans and mortgage loans and related interest receivable as a critical audit matter. Auditing management’s judgments regarding the intent and ability of the borrowers to pay the amounts due to the Company involved a high degree of complexity and subjectivity.

The primary procedures we performed to address this critical audit matter included (a) reviewing management’s process for developing an estimate of the loan loss allowance to be recorded including management’s use of internal risk ratings and credit quality indicators and the information management uses to develop these ratings and indicators, (b) sending audit confirmation letters to a sample of borrowers, (c) reviewing the promissory notes and related legal documents including any collateral related documents for our sample of borrowers, and (d) reviewing and verifying the historical and subsequent collection history through the date of our procedures for our sample of borrowers and correlating this history to management’s process of developing the loan loss allowance.

/S/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

We have served as the Company’s auditor since 2019.

Boca Raton, Florida

July 21, 2021

2295 NW Corporate Blvd., Suite 240 ● Boca Raton, FL 33431

Phone: (561) 995-8270 ● Toll Free: (866) CPA-8500 ● Fax: (561) 995-1920

www.salbergco.com ● info@salbergco.com

Member National Association of Certified Valuation Analysts ● Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide ● Member AICPA Center for Audit Quality

F-3

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Consolidated Balance Sheets

	March 31, 2021	March 31, 2020
ASSETS
Assets
Cash and cash equivalents	$1,470,899	$1,192,427
Investments	5,119,755	$-
Loans receivable held for investment, net of $681,970 and $0 allowance	19,882,416	150,000
Mortgages loans held for investment, net of $34,509 and $0 allowance	3,626,440	-
Due from affiliates	27,218	-
Interest receivable	414,082	375
TOTAL ASSETS	$30,540,810	$1,342,802

LIABILITIES AND SHAREHOLDER’S DEFICIT

Liabilities
Bond liabilities, net	$30,992,343	$1,298,257
Accounts payable	50	35,560
Accrued expenses - affiliate	32,700	10,959
Deferred revenue	4,839	7,466
Accrued interest	1,120,522	1,071
Due to affiliate	-	45,878
Total Liabilities	32,150,453	1,399,191

Commitments and contingencies (note 9)	-	-

Shareholder’s Deficit
Common Stock, par value $0.001, and 100 shares authorized, and 100 shares issued and outstanding	-	-
Additional paid-in capital	110,000	50,000
Accumulated other comprehensive income	6,672	-
Accumulated deficit	(1,726,315)	(106,389)
Total Shareholder’s Deficit	(1,609,644)	(56,389)

TOTAL LIABILITIES AND SHAREHOLDER’S DEFICIT	$30,540,810	$1,342,802

The accompanying notes are an integral part of these consolidated financial statements

F-4

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Consolidated Statements of Operations

	For the Year Ended March 31, 2021	For the Period from October 28, 2019 (Inception) Through March 31, 2020
Operating Revenue
Interest on loans receivable	$2,145,457	$375
Loan fee income	2,586	34
Total operating revenue	2,148,043	409

Cost of Revenue
Provision for loan losses	731,673	-
Interest expense on bonds	1,431,030	1,071
Total cost of revenue	2,162,702	1,071

Gross profit (loss)	(14,659)	(662)

Operating expenses
General and administrative expenses	469,211	105,727
Compensation and related expenses	1,057,754	-
Sales and marketing	240,422	-
Total operating expenses	1,767,387	105,727

Other Income (Expense)
Gain on sale of cost method investment	25,000	-
Amortization of bond investment premium/discount	(136,797)	-
Interest and dividends on investments	115,681	-
Interest on cash	6,494	-
Realized gains (losses) on investments, net	77,244	-
Unrealized gains on investments, net of losses	74,497	-
Total other income (expenses)	162,120	-

Loss Before Income Taxes	(1,619,926)	(106,389)

Less Provision for Income Taxes	-	-

Net Loss	$(1,619,926)	$(106,389)

Other comprehensive income (loss):
Unrealized gains (loss) on available for sale debt securities	6,672	-
Comprehensive loss	$(1,613,254)	$(106,389)

Net loss per common share	$(16,199.26)	$(1,063.89)
Weighted average number of shares outstanding	100	100

The accompanying notes are an integral part of these consolidated financial statements

F-5

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Shareholder’s Deficit

For the Year Ended March 31, 2021 and For the Period from October 28, 2019 (inception) Through March 31, 2020

	Common Shares	Common Stock, Par	Additional Paid in Capital	Accumulated Other Comprehensive Income (loss)	Accumulated Deficit	Total Shareholder’s Deficit

Balance at October 28, 2019 (Inception)	-	$-	$-	$-	$-	$-

Common shares issued for cash	100	-	5,000	-	-	5,000

Capital contributions from parent	-	-	45,000	-	-	45,000

Net loss	-	-	-	-	(106,389)	(106,389)

Balance at March 31, 2020	100	$-	$50,000	$-	$(106,389)	$(56,389)

Capital contributions from parent	-	-	60,000	-	-	60,000

Unrealized gains on available for sale debt securities	-	-	-	6,672	-	6,672

Net loss	-	-	-	-	(1,619,926)	(1,619,926)

Balance at March 31, 2021	100	$-	$110,000	$6,672	$(1,726,315)	$(1,609,644)

The accompanying notes are an integral part of these consolidated financial statements

F-6

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

	For the Year Ended March 31, 2021	For the Period from October 28, 2019 (Inception) Through March 31, 2020

Cash flows from operating activities:
Net loss	$(1,619,926)	$(106,389)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Provision for loan losses	731,673	-
Unrealized gains on investments, net of losses	74,497	-
Bonds issued for marketing services	79,100	420
Changes in working capital items:
Interest receivable	(413,707)	(375)
Deferred revenue	(2,627)	7,466
Accrued interest	1,119,451	1,071
Accrued expenses	21,741	10,959
Accounts payable	(35,510)	35,560

Net cash used in operating activities	(45,309)	(51,288)

Cash flows from investing activities:
Purchase of investments	(5,778,581)	-
Sale of investments	591,000	-
Principal paydowns of mortgage loans held for investment	51	-
Principal paydowns of loans receivable held for investment	13,938,001	-
Purchase of mortgage loans held for investment	(3,661,000)	-
Purchase of loans receivable held for investment	(34,367,581)	(150,000)

Net cash used in investing activities	(29,278,109)	(150,000)

Cash flows from financing activities:
Proceeds from bonds	48,610,350	1,309,750
Redemption of bonds	(18,995,364)	(11,913)
Common shares issued for cash and capital contributions	60,000	50,000
Advances/(Payments) to/from affiliate	(73,096)	45,878

Net cash provided by financing activities	29,601,890	1,393,715

Net change in cash	278,472	1,192,427

Cash at beginning of year	1,192,427	-

Cash at end of year	$1,470,899	$1,192,427

Supplemental Disclosures of Cash Flow Information:

Cash paid for interest	$311,579	$-
Cash paid for taxes	$-	$-

Supplemental Non-Cash Investing and Financing Information

Unrealized gains on available for sale debt securities	$6,672	$-

The accompanying notes are an integral part of these consolidated financial statements

F-7

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

MARCH 31, 2021 AND 2020

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Worthy Peer Capital II, Inc., a Delaware corporation, (the “Company,” “WPC”, “we,” or “us”) was founded in October of 2019. Also, in October 2019, the Company organized Worthy Lending II, LLC, a Delaware limited liability company, as a wholly owned subsidiary. Through our wholly owned subsidiary Worthy Lending II, LLC (“WL”), we loan or participate in secured loans, primarily to small business borrowers. We sell our Worthy Bonds in $10.00 increments on a continuous basis directly through our Worthy Peer Capital II website via computer or the Worthy App., to fund our loans to small business borrowers.

We are a wholly owned subsidiary of Worthy Financial, Inc. (“WFI”), or “Worthy Financial” which owns a mobile app (the “Worthy App”) that allows its users to round up their debit card and checking account linked credit card purchases and other checking account transactions and thereafter use the “round up” dollars in increments of $10.00 to purchase Worthy Bonds. The “users” may also use additional funds to purchase Worthy Bonds. WFI also owns the technology on the website. This technology is defined as the “Worthy Technology Platform.”

NOTE 2. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company generated net losses and had cash used in operations of approximately $1,620,000 and $45,000, respectively, for the year ended March 31, 2021. At March 31, 2021 we had a shareholder’s deficit and accumulated deficit of approximately $1,610,000 and $1,726,000, respectively, and total liabilities exceeded total assets by approximately $1,610,000. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. During Fiscal 2022, the Company continues to incur losses.

In response to the losses incurred in 2021 and 2020, the Company continues to constantly evaluate and monitor its cash needs and existing cash burn rate, in order to make adjustments to its operating expenses. Also, in our second fiscal quarter of our fiscal year ended March 31, 2021, the Company’s loans receivable and investments began to generate revenue. Cash on hand was approximately $1,471,000 at March 31, 2021. This cash was obtained through the sale of our Worthy Bonds and the collection of interest and dividends on our outstanding loans and investments.

No assurances can be given that the Company will achieve success, without seeking additional financing. There also can be no assurances that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the operations of the Company and its wholly-owned subsidiary, Worthy Lending II, LLC.

All significant intercompany accounts and transactions have been eliminated in consolidation.

F-8

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

MARCH 31, 2021 AND 2020

Use of estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated financial statements include, but are not limited to, assessing the collectability of loans and interest receivable, due from affiliate, valuation of investments held, the estimate of our internal labor based loan origination costs and estimates of the valuation allowance on deferred tax assets.

Cash and cash equivalents

Cash and cash equivalents include checking, savings, unrestricted deposits with investment-grade financial institutions, institutional money market funds, certificates of deposit and other short term interest bearing products. We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

COVID-19 Pandemic Impact

On March 11, 2020, the World Health Organization designated the outbreak of the novel strain of coronavirus known as COVID-19 as a global pandemic. Governments and businesses around the world have taken unprecedented actions to mitigate the spread of COVID-19, including, but not limited to, shelter-in-place orders, quarantines, significant restrictions on travel, as well as restrictions that prohibit many employees from going to work. Uncertainty with respect to the economic impacts of the pandemic has introduced significant volatility in the financial markets. Many of our small business borrowers have been directly or indirectly affected by the COVID-19 pandemic due to the closures and reduced customer demand. The COVID-19 pandemic continues to negatively impact many of our small business borrowers. In March and April of 2020 due to the events surrounding the Coronavirus pandemic, the Company experienced much higher than usual bond redemptions. We have included the COVID-19 impacts as part of our calculation of the allowance for credit losses. While the extent to which COVID-19 impacts the Company’s future results will depend on future developments, the pandemic and associated economic impacts could result in a material impact to the Company’s future financial condition, results of operations and cash flows.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, loans and mortgage loans receivable, interest receivable, due from affiliate, other receivables, account payable, accrued expenses, accrued interest, due to affiliate and bond liabilities. The carrying amount of these financial instruments approximates fair value due to length of maturity of these instruments.

Fair Value Measurement

In accordance with ASC 820, Fair Value Measurement, we use a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a nonrecurring basis, in periods subsequent to their initial measurement. The hierarchy requires us to use observable inputs when available, and to minimize the use of unobservable inputs when determining fair value.

The three tiers are defined as follows:

Level 1: Quoted prices in active markets or liabilities in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2: Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or other observable inputs other than quoted prices.

Level 3: Unobservable inputs for assets or liabilities for which there is little or no market data, which require us to develop our own assumptions. These unobservable assumptions reflect estimates of inputs that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flows, or similar techniques, which incorporate our own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

F-9

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

MARCH 31, 2021 AND 2020

A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement.

	March 31, 2021	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)

Description

Recurring fair value measurements

Equity Securities
Public preferred stock	$438,298	$438,298
Common stock	359,864	359,864
Exchange-traded and closed-end funds	326,965	326,965
Total equity securities	1,125,127	1,125,127

Available for sale debt securities
Corporate bonds	1,190,473	1,190,473
Asset Backed Securities	2,804,155	2,804,155
Total available for sale debt securities	3,994,628	3,994,628

Total recurring fair value measurements	$5,119,755	$5,119,755

Investments

At inception the Company adopted ASU 2016-01 “Financial Instruments – Overall” which requires unrealized gains and losses from marketable equity securities to be recognized in operations.

Investments consist of various debt and equity investments. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. Investments in equity securities with a readily determinable fair value, not accounted for under the equity method, are recorded at that value with unrealized gains and losses included in earnings. For equity securities without a readily determinable fair value, the investment is recorded at cost, less any impairment, plus or minus adjustments related to observable transactions for the same or similar securities, with unrealized gains and losses included in earnings. Equity securities where the fair market value or net asset value are not available are carried at cost, subject to impairment valuation. The Company classifies certain of its debt investments as available-for-sale pursuant to ASC 320, Investments – Debt and Equity Securities. Debt securities are classified as held to maturity, at unamortized cost on the consolidated balance sheet if (i) the Company has the intent and ability to hold the investments for a period of at least 1 year and (ii) the contractual maturity date of the investments is greater than 1 year. Debt securities available for sale are carried at fair value or amortized cost with unrealized gains or losses recorded as other comprehensive income or loss in equity. Debt securities held to maturity are carried at amortized cost and unamortized gains and losses are not recognized. Realized gains and losses are included in other income or expense in the consolidated statement of operations on a specific-identification basis.

F-10

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

MARCH 31, 2021 AND 2020

The Company reviews securities that are not measured at fair value for other-than-temporary impairment whenever the fair value of a security is less than the amortized cost and evidence indicates that a security’s carrying amount is not recoverable within a reasonable period of time. Other-than-temporary impairments of investments are recognized in the consolidated statements of operations if the Company has experienced a credit loss, has the intent to sell the security, or if it is more likely than not that the Company will be required to sell the security before recovery of the amortized cost basis. Evidence considered in this assessment includes reasons for the impairment, compliance with the Company’s investment policy, the severity and the duration of the impairment and changes in value subsequent to the end of the period.

Loans Receivable Held for Investment

Loans held for investment consist of term loans that require monthly or weekly interest payments. We have both the ability and intent to hold these loans to maturity. When we originate a term loan, the borrower grants us a security interest in its assets which we may perfect by publicly filing a financing statement. Loans held for investment are carried at amortized cost, reduced by a valuation allowance for loan losses estimated as of the consolidated balance sheet dates.

Included in loans held for investment are loans that we participate in with other asset based lenders. Also included in loans held for investment is the netting of a borrower loan balance when we participate out a portion of a loan receivable, as the participant becomes responsible for the portion of the balance that they agree to participant in.

Mortgage Loans Held for Investment

Mortgage loans held for investment consist of loans secured by a mortgage in the real estate which is located in the state of Florida. These loans typically have a maturity date of 1 to 2 years, pay interest at rates between 8.5% and 10.5% and are serviced by an outside, unrelated party. These loans require monthly interest payments to us. We have both the ability and intent to hold these loans to maturity. These loans are carried at amortized cost, reduced by a valuation allowance for loan losses, if deemed necessary, estimated as of the consolidated balance sheet dates.

Accrued Interest Receivable

In accordance with ASC 360-20-30-5A, the Company includes, in the allowance for loan losses an amount attributed to accrued interest receivable.

In accordance with ASC 360-20-35-8A, the Company has an accounting policy election, at the class of financing receivable, to write off accrued interest receivables by recognizing credit loss expense.

Loan Origination Fees and Cost

Loan Fees, when applicable, are charged to the borrowers during loan originations. These fees are offset against related loan costs incurred by the Company and then deferred as deferred revenue to be recognized as loan fee revenues over the term of the loan. Direct loan origination costs include but are not limited to costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation and employees’ compensation directly related to the loan.

F-11

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

MARCH 31, 2021 AND 2020

Allowance for Loan Losses

The allowance for loan losses (“ALLL”) is established with respect to our loans held for investment through charges to the provision for loan losses in compliance with ASC 326 “Financial Instruments – Credit Losses.” Loan losses are charged against the ALLL when we believe that the future collection of principal is unlikely. Subsequent recoveries, if any, are credited to the ALLL. We evaluate the creditworthiness of our portfolio on an individual loan basis and on a portfolio basis. The allowance is subjective as it requires material estimates, including such factors as historical trends, known and inherent risks in the loan portfolio, adverse situations that may affect borrowers’ ability to repay and current economic conditions. Other qualitative factors considered may include items such as uncertainties in forecasting and modeling techniques, changes in portfolio composition, business conditions and emerging trends. Recovery of the carrying value of loans is dependent to a great extent on conditions that may be beyond our control. Any combination of the aforementioned factors may adversely affect our loan portfolio resulting in increased delinquencies and loan losses and could require additional provisions for loan losses, which could impact future periods.

Past Due and Non-Accrual Loans Receivable

Loans receivable are considered past due when a borrower hasn’t made a principal or interest payment for 90 days. The Company considers a loan to be non-performing and put on non-accrual status when management believes collectability is not probable. Management predicts probability of collectability through qualitative and quantitative criteria, including whether the loan is in past due status, borrower financial condition including net collateral to loan balance, personal or corporate validity or other guarantees, our experience with the borrower, quality of borrower internal credit review system, quality of borrower management, and external operating environment. When a loan is placed on non-accrual status, we cease accruing interest and a reserve on interest receivable is established.

Revenue Recognition

We recognize revenue in accordance with the guidance in FASB ASC 942 “Financial Services – Depository Lending”.

We generate revenue primarily through loan interest earned, loan origination fees and collateral management fees for monitoring the underlying collateral related to the loan.

For term loans, we recognize interest income, loan origination fee income and collateral management fee income over the terms of the underlying loans. Loan origination fees and collateral management fees are reflected as loan fee income in our statement of operations.

Loan origination fees typically include due diligence, appraisal and legal fees. Associated costs primarily include costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation, employees’ compensation directly related to the loan and costs paid to third parties for legal and appraisal services. The fees and the costs are netted as deferred revenue and amortized into revenue over the life of the loan.

We also generate revenue through interest and dividends on investments and realized and unrealized gains on investments, which is all included in other income (expense) in the statement of operations.

Allocation of expenses incurred by affiliates on behalf of the Company

During 2021 and 2020, costs incurred by our affiliate Worthy Management, Inc. (WM) have been allocated to the Company for the purposes of preparing the consolidated financial statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method which allocates expenses based upon the percentage of employee time expended on the Company’s business as compared to total employee time. The proportional use basis was adopted to allocate shared costs is in accordance with the guidance of SEC Staff Accounting Bulletin (“SAB”) Topic 1B, Allocation Of Expenses And Related Disclosure In Financial Statements Of Subsidiaries, Divisions Or Lesser Business Components Of Another Entity. Management has determined that the method of allocating costs to the Company is reasonable.

Management believes that the consolidated statements of operations in 2021 and 2020 include a reasonable allocation of costs and expenses incurred by the Company. However, such amounts may not be indicative of the actual level of costs and expenses that would have been incurred by the Company if it had operated as an independent company or of the costs and expenses expected to be incurred in the future.

F-12

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

MARCH 31, 2021 AND 2020

Income taxes

Income taxes - The Company accounts for income taxes in accordance with ASC Topic 740, Accounting for Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which they operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax- planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of Topic 740.

The Company accounts for uncertain tax positions in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. As required by the relevant guidance, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would, more likely than not, sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company has applied the guidance to all tax positions for which the statute of limitations remained open.

The Company is included with its parent company (Worthy Financial Inc.) consolidated tax return. The parent company consolidated tax returns for the years 2018, 2019 & 2020 remain open for audit by the IRS.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company does not have any potentially dilutive debt or equity at March 31, 2021 and March 31, 2020.

NOTE 4. RECENTLY ISSUED ACCOUNTING STANDARDS

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future financial statements.

The Company periodically reviews new accounting standards that are issued. Although some of these accounting standards may be applicable to the Company, the Company has not identified any other new standards that it believes merit further discussion, and the Company expects that none would have a significant impact on its consolidated financial statements.

NOTE 5. INVESTMENTS

The Company maintains a portfolio of investments on its consolidated balance sheet which consist of securities held at fair value or cost basis securities. Fair value includes gross unrealized gains, gross unrealized losses and accrued interest. The Company typically invests in a diversified portfolio. The Company’s investment policy limits the amount of credit exposure to any one issuer and targets 20% portfolio weight in the more conservative investments.

F-13

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

MARCH 31, 2021 AND 2020

There were no securities that had been in an unrealized loss position for more than 12 months as of March 31, 2021 or 2020.

The following is a breakdown of the investments as of March 31, 2021.

	Cost	Unrealized Gain (Loss)	Carrying Value	Percentage of Total
Equity Securities
Public Preferred Stock	$435,116	$3,182	$438,298	9%
Common Stock	308,007	51,857	359,864	7%
Exchange-traded and closed-end funds	307,507	19,458	326,965	6%
Mutual Funds	-	-	-	0%
Total Equity Securities	1,050,630	74,497	1,125,127	22%
Available for Sale - Debt Securities
Corporate Bonds	1,196,211	(5,738)	1,190,473	23%
Asset backed Securities	2,791,745	12,410	2,804,155	55%
Total Available for Sale - Debt Securities	3,987,956	6,672	3,994,628	78%
Held to Maturity - Debt Securities	-	-	-
Total Investments	$5,038,586	$81,169	$5,119,755	100%

NOTE 6. LOANS RECEIVABLE AND MORTGAGE LOANS HELD FOR INVESTMENT

Loans Receivable

The Company, through its wholly owned subsidiary WL, loans funds directly to borrowers and through participation agreements with other lenders under loan and participation agreements, with small business borrowers based in the United States. The loans pay interest at varying rates ranging from 8.5% to 18% per year. The term of the loans generally range from six months to two years, with no prepayment penalty and generally pay interest only until maturity. The loans are secured by the assets of the borrowers. These investments were funded by our bond sales.

Mortgage Loans Held for Investment

Each mortgage loan is secured by a mortgage in the real estate, which is located in the state of Florida. Each loan has a maturity date of 2 years, except for one which has a maturity date of 42 months, and matures on various dates ranging between May of 2022 and June of 2024. These loans pay interest at rates between 8.5% and 10.5% and are serviced by an outside, unrelated party. There were no mortgage loans past due or on non-accrual status as of March 31, 2021 or 2020.

F-14

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

MARCH 31, 2021 AND 2020

A summary of the Company’s loan portfolio as of March 31, 2021, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Purchase Order / Trade Financing	Total	Loans to Real Estate Developers Secured by First Mortgages

Outstanding March 31, 2021

Loans	$13,899,111	$6,665,275	$-	$20,564,386	$3,660,949

Allowance for loan losses	$548,665	$133,305	$-	$681,970	$34,509

Total Loans, net	$13,350,446	$6,531,970	$-	$19,882,416	$3,626,440

Percentage of total outstanding loans receivable	68%	32%	-		-

Percentage of total outstanding Mortgage loans receivable	-	-	-		100%

A summary of the Company’s loan portfolio as of March 31, 2020, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Purchase Order / Trade Financing	Total	Loans to Real Estate Developers Secured by First Mortgages

Outstanding March 31, 2020

Loans	$150,000	$-	$-	$150,000	$-

Allowance for loan losses	$-	$-	$-	$-	$-

Total Loans, net	$150,000	$-	$-	$150,000	$-

Percentage of total outstanding loans receivable	100%	-	-		N/A

The beginning balance of our allowance for loan losses including the allowance on mortgage loans at March 31, 2020 was $0, the current period provision for expected losses is $731,673, the ending balance at March 31, 2021 is $716,479. The provision for loan loss is $15,194 higher due to a direct write off of the remaining interest receivable after settlement with a borrower.

Our past due loans receivable totaled $686,667 at March 31, 2021 and consisted of 1 loan and the Company has reserved $103,000 for this loan in the loan loss provision. Our past due loans receivable totaled $0 at March 31, 2020.

At March 31, 2021 and 2020, the Company had no loans receivable that were both past due and on non-accrual status.

F-15

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

MARCH 31, 2021 AND 2020

As of March 31, 2021, future annual maturities of gross loans receivable held for investment and mortgage loans held for investment consists of the following:

Period Ended March 31, 2021	Amount
2022	$12,013,991
2023	$12,011,344
2024	$-
2025	$200,000
2026	$-
Thereafter	$-
$24,225,335

As of March 31, 2021, there were 27 loans and mortgage loans in total, which 27 with a balance of $24,225,335 are loans that are only required to pay interest until maturity when the principal is due.

NOTE 7. BOND LIABILITIES

On March 17, 2020 our Regulation A+ Offering Statement was declared Qualified by the Securities and Exchange Commission allowing for the sale by the Company, within 12 months, of up to $50,000,000 of $10.00, Three Year, 5% Bonds.

Following the qualification by the SEC of our offering statement (the “Offering Statement”) on Form 1-A in March of 2020, we began offering our worthy bonds (the “Worthy Bonds”) in a Regulation A exempt offering (the “Offering”) of $50 million aggregate principal amount (“Maximum Offering Amount”). On October 1, 2020, we completed the Offering. From March 17, 2020 through October 1, 2020, we sold approximately $50 million aggregate principal amount of Worthy Bonds to 17,823 investors in the Offering.

During the year ended March 31, 2021 and the period ended March 31, 2020, the Company sold and redeemed Worthy Bonds, noted in the table below. The Bonds have a three year term, renewable at the option of the bond holder, accrue interest at 5%, subject to a put by the holder (a discount of 1% may be charged but only if exercised during the first year and chargeable only against accrued interest), and the Company may redeem the bonds at any time. The Company has up to 30 days to make payment on any redemption of $50,000 or greater. The Company has approximately $1,121,000 and $1,000 of accrued interest related to these outstanding bonds at March 31, 2021 and 2020, respectively. During the year ended March 31, 2021 and the period ended March 31, 2020, bonds were redeemed, as noted in the table below. The Bond liabilities balance at March 31, 2021 and 2020 was $30,992,343 and $1,298,257 respectively.

A summary of the Company’s bond liabilities activity for the year ended March 31, 2021 and 2020 are as follows:

Worthy Peer Capital II

Outstanding at March 31, 2020	$1,298,257

Bond issuances (cash and non-cash)	$48,689,450
Bond redemptions	$(18,995,364)

Outstanding at March 31, 2021	$30,992,343

Worthy Peer Capital II

Outstanding at March 31, 2019	$-

Bond issuances (cash and non-cash)	$1,310,170
Bond redemptions	$(11,913)

Outstanding at March 31, 2020	$1,298,257

F-16

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

MARCH 31, 2021 AND 2020

NOTE 8. INCOME TAXES

For the year ended March 31, 2021 and period ended March 31, 2020, the income tax provisions for current taxes were $0.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The majority of temporary differences that result in deferred tax assets and liabilities are the results of carry forward tax credits and increases in our loan loss provision.

The components of the net deferred tax assets for the year ended March 31, 2021 and the period ended March 31, 2020 are as follows:

	Year ended March 31, 2021	Period ended March 31, 2020
Net Operating Loss	$245,000	$26,000
Loan loss allowance	176,000	-
Less: Valuation allowance	(421,000)	(26,000)
Net deferred tax asset	$-	$-

The net deferred tax assets have been fully offset by a valuation allowance at March 31, 2021 and 2020. The increase in the valuation allowance in 2021 was $395,000.

The table below summarizes the reconciliation of our income tax provision computed at the federal statutory rate of 21% for the year ended March 31, 2021 and the period ended March 31, 2020 and the actual tax provisions for the year ended March 31, 2021 and the period ended 2020.

	2021	2020

Expected provision (benefit) at statutory rate	(21.0)%	(21.0)%
State taxes	(3.6)%	(3.6)%
Increase in valuation allowance	24.6%	24.6%
Total provision (benefit) for income taxes	0.0%	0.0%

At March 31, 2021 and 2020, the Company had Federal net operating loss carry forwards of approximately $994,000 and $106,000, respectively. The net operating loss carry forward at March 31, 2021 can be carried forward indefinitely subject to annual usage limitations.

NOTE 9. COMMITMENTS AND CONTINGENCIES

Legal contingencies

From time to time, the Company may be a defendant in pending or threatened legal proceeding arising in the normal course of its business. Management is not aware of any pending, threatened or asserted claims.

F-17

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

MARCH 31, 2021 AND 2020

Regulatory

The sale of the Worthy Bonds is subject to federal securities law and the Bonds are Qualified under Regulation A+. The distribution of the Worthy Bonds is also subject to regulations of several states and the Company is registered as an Issuer Dealer in the State of Florida. The loans made by the Company may be subject to state usury laws.

NOTE 10. EQUITY

The Company has authorized 100 shares of common stock.

On October 28, 2019, the Company was founded with the issuance of 100 shares of our $0.001 per share par value common stock for $5,000 paid by WFI. In January and March of 2020, WFI contributed a total of $45,000 as additional paid-in capital. WFI is the sole shareholder of the Company’s common stock.

During the year ended March 31, 2021, WFI contributed $60,000 as additional paid-in capital.

NOTE 11. RELATED PARTIES

The Company has received capital contributions from its parent company, see note 10.

In March of 2020, the Company entered into a loan receivable agreement with a small business of which our Chief Financial Officer is a minority shareholder and a secured guarantor. The loan commitment is up to $550,000, as of March 31, 2021, the Company has loaned $547,000. The loan receivable paid interest at 18% per annum and has a 3 year term. The loan was amended in January of 2021. The loan agreement was amended to say Borrower shall pay to Lender interest at a rate per month equal to 1.25% per month from January 1, 2021 to March 31, 2021 and at a rate equal to 1.0% per month thereafter. The Company also received a 17.5% equity interest in the small business as a condition of the loan commitment. This was accounted for as a cost method investment with a zero cost basis. In October of 2020, the Company sold its 17.5% equity interest back to this small business borrower in consideration of payment of $25,000 and the agreement of the borrower to pay to Worthy Lending II, LLC and amount equal to 5% of the net available cash flow of the borrower on or about the first day of each calendar quarter based on the net available cash flow for the prior quarter. This net available cash flow participation is limited to the 5 year period from October 30, 2020 through October 29, 2025. The $25,000 is reflected as a gain on sale of cost method investment in other income (expense) on the consolidated statement of operations.

On April 1, 2020, we entered into a verbal agreement with WFI to pay a license fee to WFI in the amount of $10 per active user per year. There are no other terms to such verbal agreement. For the year ended March 31, 2021, the Company expensed approximately $139,000 pursuant to this verbal agreement, which is included in general and administrative expenses.

On March 5, 2020 we entered into an Amended and Restated Management Services Agreement (the “Management Services Agreement”) with Worthy Management, an affiliate, which is deemed operative beginning on January 1, 2020. Worthy Management was established in October 2019 as part of the internal reorganization of the operations of our parent, WFI. Prior to this operational restructure, our executive officers and other administrative personnel were employed by either WFI or by our sister company Worthy Peer. As a result, once the operational restructure was complete effective January 1, 2020, our executive officers and the other personnel which provide services to us are all employed by Worthy Management. These personnel also provide services to WFI, Worthy Peer Capital, Inc. and Worthy Community Bonds, Inc., including their subsidiaries.

The initial term of the Management Services Agreement will continue until December 31, 2024 and will automatically renew for successive one-year terms. The Management Services Agreement can be terminated at any time upon 30 days’ prior written notice from one party to the other.

WM provides certain management services and personnel pursuant to the terms of the agreement. WM passes through the expenses paid without charging any additional amounts. During the year ended March 31, 2021, the Company recorded approximately $1,309,000 of expenses that were passed through from WM, which are included in general and administrative expenses and compensation and related expenses in the statement of operations. As of March 31, 2021, the Company is owed $19,718 from WM to be used for future pass through expenses, which amount is included in due from affiliates on the consolidated balance sheet. As of March 31, 2020, the Company has $45,878 of amounts due to WM for shared services of $28,878 and advances of $17,000. From inception to March 31, 2020 the Company incurred $28,878 of shared services expense.

F-18

WORTHY PEER CAPITAL II, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

MARCH 31, 2021 AND 2020

As of March 31, 2021, the Company is owed $7,500 from WFI, which amount is included in due from affiliates on the consolidated balance sheet. This receivable is the result of a one time payment made to a vendor of WFI .

NOTE 12. CONCENTRATIONS

The gross loans receivable balance, before the loan loss reserve, at March 31, 2021, of $20,564,386 is due from 16 small business borrowers, 1 borrower constituting approximately 25% of the total balance and 1 borrower constituting approximately 14% of the total balance. The loan receivable balance of $150,000 at March 31, 2020 is due from 1 small business borrower.

The gross mortgage loans held for investment balance, before the loan loss reserve at March 31, 2021, of $3,660,949 are due from 11 borrowers, 1 borrower’s balance due is approximately 19% of the total balance, 1 represents approximately 16% and 1 other represents approximately 15% of the total balance due.

Concentration of Credit Risk - The Company is subject to potential concentrations of credit risk in its cash and investments accounts. Noninterest-bearing deposits in financial institutions insured by the Federal Deposit Insurance Corporation (FDIC) were insured up to a maximum of $250,000 at March 31, 2021 and 2020. Investments at other financial institutions were insured by the Securities Investor Protection Corporation (SIPC) up to $500,000, which includes a $250,000 limit for cash. At March 31, 2021 and 2020, the aggregate balances were in excess of the insurance and therefore, pose some risk since they are not collateralized. The Company has historically not experienced any losses on its cash and investments in relation to FDIC and SIPC insurance limits.

NOTE 13. SUBSEQUENT EVENTS

Worthy Bond redemptions subsequent to March 31, 2021, through July 21, 2021 were approximately $3,660,000. These bond redemptions have been recorded as a decrease in cash and a decrease in bond liabilities.

The Company has evaluated these consolidated financial statements for subsequent events through July 21, 2021, the date these consolidated financial statements were available to be issued. Other than those noted above, management is not aware of any events that have occurred subsequent to the consolidated balance sheet date that would require adjustment to, or disclosure in the consolidated financial statements.

F-19

Item 8. Exhibits.

Exhibit No.	Exhibit Description
2.1	Articles of Incorporation. (Incorporated by reference to Exhibit 2.1 of Amendment No. 1 to the Company’s Form 1-A filed with the Securities and Exchange Commission on March 9, 2020).
2.2	Bylaws. (Incorporated by reference to Exhibit 2.2 of Amendment No. 1 to the Company’s Form 1-A filed with the Securities and Exchange Commission on March 9, 2020).
3.1	Form of Worthy II Bond. (Incorporated by reference to Exhibit 3.1 of Amendment No. 1 to the Company’s Form 1-A filed with the Securities and Exchange Commission on March 9, 2020).
4.1	Form of Worthy II Bond Investor Agreement. (Incorporated by reference to Exhibit 4.1 of Amendment No. 2 to the Company’s Form 1-A filed with the Securities and Exchange Commission on March 12, 2020).
4.2	Form of Worthy II Bond Auto-Invest Program information. (Incorporated by reference to Exhibit 4.2 of Amendment No. 2 to the Company’s Form 1-A filed with the Securities and Exchange Commission on March 12, 2020).
6.1	Amended and Restated Management Services Agreement dated March 5, 2020, by and between Worthy Management, Inc. and Worthy Peer Capital II, Inc. (Incorporated by reference to Exhibit 6.1 of Amendment No. 1 to the Company’s Form 1-A filed with the Securities and Exchange Commission on March 9, 2020).

37

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly organized.

Dated: July 21, 2021	Worthy Peer Capital II, Inc.

	By:	/s/ Sally Outlaw
Sally Outlaw
Chief Executive Officer, principal executive officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Dated: July 21, 2021	/s/ Sally Outlaw
Sally Outlaw
Director, Chief Executive Officer, principal executive officer

Dated: July 21, 2021	/s/ Alan Jacobs
Alan Jacobs
Director, Executive Vice President and Chief Operating Officer

Dated: July 21, 2021	/s/ Joseph D’Arelli
Joseph D’Arelli
Senior Vice President and Chief Financial officer; principal financial and accounting officer

38